UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NMI Holdings, Inc.
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NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
March 29, 2018

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of NMI Holdings, Inc. The meeting will be held as a virtual meeting on Thursday, May 10, 2018. The meeting will begin at 8:30 a.m. Eastern Time. You will be able to attend the annual meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/NMIH2018 when you enter the 16-digit Control Number provided to you by us on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail. Prior to and during the meeting you may vote on the proposals described in this proxy statement. Your vote is important. Even if you plan to participate in the meeting, we encourage you to vote as soon as possible over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote online during the meeting until voting is closed.
The accompanying Notice of 2018 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting and include important information about the meeting and the voting process.
Sincerely,
Bradley M. Shuster
Chairman and
Chief Executive Officer

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of NMI Holdings, Inc.:
The 2018 Annual Meeting of Stockholders (Annual Meeting) of NMI Holdings, Inc. (NMI) will be held as a virtual meeting on Thursday, May 10, 2018, at 8:30 a.m. Eastern Time, to vote on the following matters:

1.	the election of seven directors to the board of directors to serve until the 2019 Annual Meeting of Stockholders;

2.	the ratification of the appointment of BDO USA, LLP as NMI's independent registered public accounting firm for the year ending December 31, 2018; and

3.	any other matters that properly come before the Annual Meeting.
You will be able to attend the Annual Meeting via live audio webcast and vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NMIH2018 when you enter your 16-digit Control Number provided to you by NMI on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.
The record date for the Annual Meeting is March 16, 2018. Only stockholders of record at the close of business on that date are entitled to notice and to vote. Each stockholder of record will be entitled to one vote for each share that it held on the record date.
Beginning on March 29, 2018, we will send to our stockholders of record on the record date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of our proxy materials free of charge.
Your vote is important. Even if you expect to attend the Annual Meeting via the live audio webcast, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote again in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors
Bradley M. Shuster
Chairman and
Chief Executive Officer

March 29, 2018

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND PROXY STATEMENT	1
ITEM 1 - ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE AND BOARD MATTERS	9
EXECUTIVE OFFICERS	15
COMPENSATION OF NAMED EXECUTIVE OFFICERS	16
BENEFICIAL OWNERSHIP OF COMMON STOCK	36
ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
APPENDIX A - EXPLANATION AND RECONCILIATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES	i
FORM OF PROXY CARD

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
PROXY STATEMENT
This proxy statement is delivered in connection with the solicitation of proxies by the Board of Directors (the Board) of NMI for use at our 2018 Annual Meeting to be held as a virtual meeting on Thursday, May 10, 2018, at 8:30 a.m Eastern Time, and any postponement or adjournment of the meeting. You will be able to attend the Annual Meeting via live audio webcast and vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NMIH2018 when you enter your 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials (the Availability Notice) or on your proxy card if you receive materials by mail. We encourage you to vote prior to the meeting on the proposals described in this proxy statement below. In this proxy statement we refer to NMI Holdings, Inc. as NMI, the Company, we, our or us.
This proxy statement and form of proxy card are first being sent to stockholders on March 29, 2018, in order to furnish information relating to the business to be transacted at the meeting. A copy of the Notice of 2018 Annual Meeting of Stockholders (Notice of Meeting) accompanies this proxy statement. These materials are also available on the internet at www.proxyvote.com.
ABOUT THE ANNUAL MEETING AND PROXY STATEMENT
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act on the matters listed in our Notice of Meeting, including the election of the seven directors named in this proxy statement and the ratification of the appointment of BDO USA, LLP (BDO) as our independent registered public accounting firm for the year ending December 31, 2018.
Who is entitled to notice of and to vote at the Annual Meeting?
Only stockholders of record at the close of business on March 16, 2018, the record date for the Annual Meeting, are entitled to receive notice and to vote. For each share of Class A common stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 65,145,261 shares of Class A common stock were outstanding and entitled to vote.
Why did I receive a notice regarding internet availability of proxy materials instead of a paper copy of printed materials?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. Beginning on or about March 29, 2018, we will send to our stockholders the Availability Notice containing instructions on how to access this proxy statement and our Annual Report via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Availability Notice and may request a printed set of the proxy materials free of charge by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Availability Notice. By participating in the e-proxy process, we save printing and mailing expenses and reduce the environmental impact of our Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Pursuant to rules adopted by the SEC, we are delivering a single copy of the Availability Notice and, if applicable, proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This "householding" process will save us printing and mailing expenses and reduce the environmental impact of our Annual Meeting. Stockholders who participate in householding will continue to be able to receive separate proxy cards and vote separately. Upon request, we will deliver promptly a separate copy of the Availability Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. If you would like to receive a separate copy, please send a request to the Corporate Secretary at our executive offices. If your shares are held of record by a broker, bank or other nominee, please contact that record holder to request information about householding.

How do I attend the Annual Meeting?
As permitted by Delaware law and our Third Amended and Restated Bylaws (the Bylaws), our Annual Meeting will be held solely as a virtual meeting live via the Internet. The meeting will not be held at any physical location. You will be able to attend the Annual Meeting via live audio webcast by visiting the Company's virtual meeting website at www.virtualshareholdermeeting.com/NMIH2018 on Thursday, May 10, 2018, at 8:30 a.m. Eastern Time. Upon visiting the meeting website, you will be prompted to enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail. Your unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website. Further instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.
How do I vote my shares?
If you were a registered stockholder on the record date, you may vote your shares of Class A common stock by visiting the Company's online voting website at www.proxyvote.com and following the voting instructions on the website. You may also vote your shares by telephone by calling 1-800-690-6903 and following the voting instructions read to you by the automated operator.
Upon visiting the meeting website or calling the call-in telephone line, you will be prompted to enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail. Your unique Control Number allows us to identify you as a stockholder and will enable you to securely cast votes.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day beginning at 12:01 a.m. Eastern Time on March 29, 2018. Internet and telephone voting will close promptly at 11:59 p.m. Eastern Time, on Wednesday, May 9, 2018. After this, you will only be able to vote by attending the Annual Meeting via live audio webcast, as described above. After voting is closed during the Annual Meeting you will no longer have the ability to vote your shares.
If you are a registered stockholder as of the record date and hold your shares in more than one account, you will receive separate voting credentials for each such account. Please be sure to log on separately for each account in order to cast all votes that you are entitled to cast at the Annual Meeting.
If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope. Further instructions on how to vote by mail are included on the proxy card.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.
How are votes counted?
A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares of Class A common stock entitled to vote must be present at the meeting. Your shares are counted as present at the Annual Meeting if they are voted. Shares that "ABSTAIN" and broker non-votes (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote) on any matter will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter.
Under our Bylaws, directors are elected by a plurality of the votes cast. Accordingly, the seven director nominees that receive the greatest number of votes at the Annual Meeting will be elected. In an uncontested election of directors, a director will be elected if he or she receives at least one vote.
Under our Bylaws, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.
How may I access the stockholder list?
Under our Bylaws, stockholders are permitted to access a list showing the name, registered address and number of registered shares for each registered stockholder of the Company entitled to vote at the Annual Meeting. The list is open to the examination of any stockholder at our executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours for 10 days prior to the Annual Meeting. During the Annual Meeting, you may access the list by visiting www.virtualshareholdermeeting.com/NMIH2018 when you enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail.

May I change my vote?
You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. You may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to the Company's Corporate Secretary at our executive offices.
How does the Board recommend that I vote?
The Board recommends that you vote:
"FOR" each of the nominees for director (Item 1); and
"FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Item 2).
Will any other items be acted upon at the Annual Meeting?
As of the date of this proxy statement, the Board does not know of any other business to be presented at the Annual Meeting. If other business is properly brought before the Annual Meeting, your proxy card will be voted in the discretion of the proxies with respect to such other business unless you earlier revoke your proxy.
We currently qualify as an emerging growth company (EGC) under the Jumpstart Our Business Startups Act and, as such, we are exempt from the requirement to hold an advisory vote on executive compensation and the requirement to hold an advisory vote on the frequency of holding such advisory votes on executive compensation. We became a public company on November 7, 2013 and will retain our status as an EGC until December 31, 2018. Given our short history as a public company, the Board believes it is appropriate to take advantage of this exemption for 2018.
What is the deadline for submission of stockholder proposals and Director nominees for the next Annual Meeting?
Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2019 proxy statement (other than nominations for candidates for election as directors) and to be acted upon at our 2019 annual meeting of stockholders must be received by us, attention: Corporate Secretary, at our executive offices on or prior to November 29, 2018. If, however, the 2019 annual meeting is more than 30 days before or after the anniversary date of the 2018 Annual Meeting, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2019 proxy statement and to be acted upon at our 2019 annual meeting will be a date that we determine to be a reasonable time before we begin to print and send our proxy materials. In this event, we will disclose this deadline in a public filing with the SEC.
Under our Bylaws, a stockholder who wishes to submit a proposal for consideration at the 2019 annual meeting not pursuant to SEC Rule 14a-8, including nominations of candidates for election as directors, must give timely written notice of the proposal to the Corporate Secretary at our executive offices in accordance with the procedures set forth in our Bylaws, which are available on our website at ir.nationalmi.com/governance.cfm. Such notice must be delivered to the Corporate Secretary no earlier than the close of business on January 10, 2019 and no later than the close of business on February 11, 2019. If, however, the date of the 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2018 Annual Meeting, notice must be delivered by the stockholder between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2019 annual meeting or, if the first public announcement of the date of the 2019 annual meeting is less than 100 days before the date of such meeting, then the notice by the stockholder must be delivered by the 10th day after such public announcement. The notice must comply with the disclosure requirements set forth in our Bylaws.
Who bears the cost of this solicitation?
The Company bears the costs of preparing, assembling and delivering these proxy-soliciting materials and all costs of solicitation of proxies from our stockholders.
How may I obtain a copy of the company's Annual Report on Form 10-K?
Our Annual Report on Form 10-K for the year ended December 31, 2017 has been posted, and is available without charge, on our corporate website at ir.nationalmi.com/financials.cfm. In addition, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to NMI Holdings, Inc., Attention: Corporate Secretary, 2100 Powell Street, 12th Floor, Emeryville, CA 94608.

Whom should I contact with additional questions?
If you have any questions about the proxy voting process, please contact the bank, broker or other nominee through which you hold your shares. Additionally, if you have any questions unrelated to voting your shares, please contact John Swenson at (510) 788-8417 or by email at john.swenson@nationalmi.com.

ITEM 1 - ELECTION OF DIRECTORS
Our Bylaws provide that the number of members of our Board will be determined from time to time by resolution of the Board. The Board currently consists of seven members.  Upon election, each of our directors serves a one-year term until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
The Board, upon the recommendation of the Governance and Nominating Committee of the Board, has nominated Bradley M. Shuster, Michael Embler, James G. Jones, Michael Montgomery, Regina Muehlhauser, James H. Ozanne and Steven L. Scheid for re-election to the Board to serve for one year, until our 2019 Annual Meeting of Stockholders.
Information about Our Directors
The Governance and Nominating Committee is responsible for recommending to the Board a slate of nominees for election as directors at the Company's annual meeting of stockholders. Although the Board does not have a formal diversity policy, the Board believes that the members of the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. Accordingly, the Board and the Governance and Nominating Committee consider the qualifications of director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs. The Governance and Nominating Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enable the Board to have access to a diverse body of talent and expertise relevant to the Company's activities.
The Board and the Governance and Nominating Committee consider a variety of factors when reviewing the qualifications of each director nominee, which are set forth in our Corporate Governance Guidelines, posted on our website at ir.nationalmi.com/governance.cfm. At present, the Governance and Nominating Committee does not use third parties to help identify nominees for the Board, although it may do so in the future. The Company believes that each director nominee should generally:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	maintain a genuine interest in the Company and recognize that as a member of the Board he or she is accountable to the stockholders of the Company and not to any particular interest group;

•	have financial services or other relevant industry experience gained through senior management or board of director service;

•	have prior board experience, either as a director of a public company or as both an executive officer of a public company and a director of a privately held company;

•	not serve on more than three other boards of directors of public companies;

•	meet the independence requirements under NASDAQ listing requirements (other than any management directors);

•	have the ability and be willing to spend the time required to function effectively as a director;

•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•	possess independent opinions and be willing to express them in a constructive manner.
In addition, our Corporate Governance Guidelines provide that a majority of our directors must be independent.
The following provides biographical information about each of our director nominees. In reaching its determination to recommend each of the director nominees for election at this Annual Meeting, the Board and the Governance and Nominating Committee considered the qualifications of these nominees and determined that each nominee meets the above-listed criteria and is highly skilled and qualified to serve as a member of the Board and to work with management to guide and develop the Company as an industry leader in the private mortgage insurance industry.
Bradley M. Shuster, Chairman of the Board and Chief Executive Officer
Mr. Shuster, 63, serves as Chairman of our Board and our Chief Executive Officer, positions he has held since April 2012. From April 2012 until December 31, 2014, Mr. Shuster also served as our President. With Mr. Shuster's extensive experience developing and operating mortgage insurance companies and insurance industry background, we believe he is qualified to serve as Chairman of our Board and as our Chief Executive Officer. In July 2017, Mr. Shuster was appointed to the Board of Directors of McGrath RentCorp. From 2008 to 2011, Mr. Shuster held various consulting positions assisting private investors with evaluating opportunities in the insurance industry. Mr. Shuster was an executive of The PMI Group, Inc. (PMI) from 2003 to 2008, where he served as president of International and Strategic Investments and chief executive officer of PMI Capital Corporation. Prior to that, he served as PMI's executive vice president of Corporate Development and senior vice president, treasurer and chief investment officer. Mr. Shuster was responsible for PMI's international operations, coordinating both acquisitions and de novo operations in diverse markets including Australia, Canada, Europe and Hong Kong. Prior to leaving PMI, Mr. Shuster was instrumental in the sale of PMI's Australian operations to QBE Group, a global insurance company, for approximately $1 billion. Before joining PMI in 1995, Mr. Shuster was a partner at Deloitte LLP, where he served as partner-in-charge of Deloitte's Northern California Insurance Practice and Mortgage Banking Practice. He holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of California, Los Angeles. He is an independent director of McGrath RentCorp and of Luther Burbank Corporation.
Steven L. Scheid, Lead Director
Mr. Scheid, 64, has served as a member of our Board since April 2012. A veteran financial industry executive with over 35 years of experience, Mr. Scheid has a deep expertise in finance, retail strategies, risk management and investment services, and we believe he is qualified to serve on our Board. He has served on the board of Blue Nile Company, an online retailer of diamonds and fine jewelry, from 2007 to 2015. Mr. Scheid formerly served on the boards of Janus Capital Group Inc., a global investment firm, from 2002 to 2012, and The PMI Group, Inc. from 2002 to 2009. Mr. Scheid was previously a partner at Strategic Execution Group, a consulting firm, from 2007 to 2012. He served as the chairman of Janus Capital Group Inc. until 2012 and also served as the company's chief executive officer from 2004 to 2006. Mr. Scheid was an operating partner at Thoma Bravo, LLC, a private equity firm from 2008 to 2011. From 1996 to 2002, Mr. Scheid served in multiple senior executive positions for Charles Schwab Corporation. He was vice chairman of the Charles Schwab Corporation and president of the Schwab Retail Group. Prior to these roles, Mr. Scheid served as Schwab's chief financial officer and was the chief executive officer of Charles Schwab Investment Management. He served as the Federal Reserve Bank of San Francisco's representative on the Federal Advisory Council in Washington, D.C. from September 2000 to February 2002. Mr. Scheid is a certified public accountant and holds a B.S. in accounting from Michigan State University.
Michael Embler, Director
Mr. Embler, 53, has served on our Board since July 2012. Mr. Embler has over 20 years of experience in investments and financial markets. Mr. Embler also serves on the boards of American Airlines Group (from 2013), Taubman Centers (from January 2018) and Mohonk Preserve (from 2014), a non-profit nature preserve. Previously, he was on the boards of Abovenet, Inc. (2003-2012), Dynegy Inc. (2011-2012), CIT Group (2009-2016), Kindred Healthcare (2001-2008) and Grand Union Company (1999-2000). Mr. Embler served as the chief investment officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc., overseeing approximately $60 billion in assets and 25 investment professionals. He joined Franklin in 2001 and retired in 2009. Prior to serving as chief investment officer, he managed the firm's distressed investing strategy. Previously, from October 1992 until May 2001, he held various positions at Nomura Holdings America. In his role as managing director from 2000 until 2001, Mr. Embler managed a team which invested a proprietary fund focused on distressed and other event-driven corporate investments. Mr. Embler received a B.S. in economics from the State University of New York at Albany and earned an M.B.A. in finance from George Washington University. Based on Mr. Embler's extensive financial industry background, we believe he is qualified to serve on the Board.
James G. Jones, Director
Mr. Jones, 69, has served on our Board since July 2012. Mr. Jones also serves as an independent director on the boards of Advanced Payment Solutions (from 2004), Bora Payment Systems (from 2009), and Qualpay (from 2015) and has previously served on the boards of Community Lend, Visa USA, E- Loan, Inc., BA Merchant Services, DebtMarket, Residential Capital, LLC and Bank of America, NA. Previously in his career, he has held senior executive positions for major banks and financial services companies. From May 1992 to September 2000, Mr. Jones served as the group executive vice president for consumer credit and subsequently as president of direct banking at Bank of America. He was a vice chairman at Providian Financial Services from September 2000 to June 2003. He was a senior executive vice president with Universal Savings Bank from November 2004 until March 2006. He subsequently served as chief executive officer of Aegis Mortgage from October 2006 to February 2007, after which he served as the chief executive officer at GMAC Residential Capital, a major participant in US residential finance, from February 2007 to August 2008. From January 2010 to January 2015, Mr. Jones served as the chairman and chief executive officer of AccountNow, Inc., a leading internet prepaid card issuer. Mr. Jones also directed consumer finance business lines at Citicorp (1974 to 1978), Crocker National Bank (1978 to 1983) (including mortgage servicing) and Wells Fargo (1983 to 1992) (including residential finance). Mr. Jones holds a B.A. in psychology from Washburn University, an M.A. in industrial psychology from the University of Nebraska at Omaha and an M.B.A. from the University of Kansas. With Mr. Jones' more than 40 years of executive experience in commercial banking, consumer lending, payment processing and related financial services, we believe he is qualified to serve on our Board.

Michael Montgomery, Director
Mr. Montgomery, 62, has served on our Board since July 2012. He has served on the boards of directors for numerous regulated entities, including FDIC-insured banks, mortgage origination companies, mortgage servicing companies, broker dealers and investment advisers. Mr. Montgomery was a member of the boards of directors of Barclays Bank Delaware from 2005 until 2012 and of Barclays Capital Inc. and Barclays Group US, Inc. from 2002 until 2012. In April 2013, Mr. Montgomery joined Glendon Capital Management as its chief compliance officer. From July 2010 until April 2013, Mr. Montgomery served as chief compliance officer of Barclays Asset Management Group LLC. Previously, Mr. Montgomery served as chief executive officer of Barclays Group US, Inc. the top-tier U.S. holding company for Barclays from 2003 until 2010, and he has significant experience as an audit committee member. From July 2006 to July 2010, he served as chief administrative officer of Mortgage Origination and Servicing at Barclays Capital, a position in which he managed mortgage origination and servicing activities and coordinated the underwriting, production, warehousing and servicing functions with its New York-based asset securitization business. From 1998 until 2000, Mr. Montgomery served as chief financial officer for Deutsche Bank Securities Inc. He served in various positions at Goldman Sachs & Co. from 1987 to 1998, including as vice-president of UK Regulatory Reporting, vice-president of Subsidiary Accounting, vice-president and director of Regulatory Reporting and chief financial officer of Goldman Sachs Canada. Mr. Montgomery has also previously held operating roles as chief financial officer and chief administrative officer and has served on several industry-wide committees for the Securities Industry Association, the Bond Market Association and the Public Securities Association. Mr. Montgomery earned a B.A. in economics and French literature from the University of Virginia and a J.D. from Georgetown University Law Center. Mr. Montgomery has over 30 years of experience working at global commercial and investment banks, and we believe he is qualified to serve on our Board.
Regina Muehlhauser, Director
Ms. Muehlhauser, 69, joined the Board in March 2017. Ms. Muehlhauser is a seasoned finance executive, with over 30 years of experience in wholesale real estate lending, administration and treasury management services, and we believe she is qualified to serve on our Board. Ms. Muehlhauser retired as president of Bank of America, San Francisco, a subsidiary of Bank of America Corporation (BAC), in 2004. BAC is one of the world’s largest financial institutions, serving individual consumers, businesses, institutional investors and governments with a full range of banking, investing, asset management and other financial and risk management products and services. Ms. Muehlhauser was a member of BAC's Global Management Operating Committee and was global treasury management executive, responsible for the sales and delivery of treasury management services to large corporations in 35 countries and approximately two million commercial and small business companies in the United States. From 1997 until 2004, Ms. Muehlhauser reported to the chairman & CEO as executive vice president, overseeing BAC's Client Focus Initiative, having joined Bank of America in 1991 as senior vice president. In 1993, Ms. Muehlhauser was promoted to executive vice president, and during 1994, served as chair of the Diversity Advisory Counsel. Ms. Muehlhauser began her career at Wells Fargo Bank where she held a variety of client management and organizational leadership responsibilities within the real estate industries group, rising to senior-vice president. In June 2003, Treasury & Risk Management Magazine named her among the "100 Most Influential People in Finance" in the United States. In 2002, 2003 and 2004, Ms. Muehlhauser was named as one of the most influential women in the San Francisco Bay Area by the San Francisco Business Times. In 2002, she received the Woman of Honor award by the Chinese Historical Society of America for her impact on society as a business leader and was named 2006 Board Leader Volunteer of the Year for the San Francisco and San Mateo, California counties. Ms. Muehlhauser earned a bachelor's degree in political science from American University.
James H. Ozanne, Director
Mr. Ozanne, 74, has served on our Board since April 2012. With over 40 years of experience in the financial services industry, including senior level executive positions at several leasing, rental and consumer finance businesses, we believe Mr. Ozanne is qualified to serve on our Board. Mr. Ozanne has been a director of Ensync, a manufacturer of specialized batteries and alternative electrical energy equipment, since 2011. From 2012 until 2015, Mr. Ozanne was a director of United Rentals, Inc. From 2007 to 2012, he served as a director (lead director 2010 to 2012) of RSC Holdings, Inc., a nationwide equipment rental company. From 1989 to 2009 he served as a director of Financial Security Assurance Holdings Ltd., a provider of guaranty insurance on municipal bonds and other public finance projects. Mr. Ozanne was also a director at Distributed Energy Systems Corp., a company that created and delivered wind and hydrogen power solutions from 2002 to 2009. From 1983 to 1989, Mr. Ozanne served as executive vice president of GE Capital Corporation and was responsible for the consumer finance and operating lease/asset management business units. He served as chief executive officer and chief financial officer of North American Car Corporation, the railcar leasing subsidiary of Flying Tiger Lines, from 1975 to 1983. Mr. Ozanne holds a B.S. from DePaul University.

2017 Director Compensation
The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each non-employee director's annual compensation is in the form of equity-based awards. In 2017, we paid each of our non-employee directors who served on the Board for the full fiscal year an annual cash retainer of $70,000 and a restricted stock unit (RSU) award with a grant date fair value of $79,991, for total annual compensation of $149,991 for each such non-employee director's services as a member of the Board. In addition to receiving the 2017 equity grant that each of our non-employee directors received, Ms. Muehlhauser was granted an additional RSU grant, with a grant date fair value of $79,991, in connection with joining the Board in 2017, consistent with prior board compensation practices. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We pay or reimburse travel and other expenses incurred by our non-employee directors in attending Board meetings.
Compensation for non-employee directors during 2017 was as follows:

	Fees earned or paid in cash	Stock awards	Total
Name	($)	($)(4)	($)
Michael Embler(1)	$70,000	$79,991	$149,991
James G. Jones(1)	$70,000	$79,991	$149,991
Michael Montgomery(1)	$70,000	$79,991	$149,991
Regina L. Muehlhauser (2)	$52,500	$159,982	$212,482
James H. Ozanne(3)	$70,000	$79,991	$149,991
Steven L. Scheid(3)	$70,000	$79,991	$149,991
(1) Michael Embler, James G. Jones and Michael Montgomery were elected to the Board on July 17, 2012.

(2)	Ms. Muehlhauser joined the Board on March 23, 2017.

(3)	James H. Ozanne and Steven L. Scheid have been members of the Board since the Company's capitalization on April 24, 2012.

(4)
The RSUs granted to each non-employee director in 2017 vest on the first anniversary of the date of grant, subject to continued service on the Board. Ms. Muehlhauser received an additional RSU grant in 2017 which vests in equal installments on each of the second and third anniversaries of the grant date, subject to her continued service on the Board. Amounts in this column represent the grant date fair value of the RSUs granted to our non-employee directors in fiscal year 2017, calculated in accordance with ASC Topic 718. As of December 31, 2017, each of Messrs. Ozanne and Scheid held stock options with respect to 75,625 shares of our common stock, and each of Messrs. Embler, Jones and Montgomery held stock options with respect to 37,813 shares of our common stock. As of December 31, 2017, each of Messrs. Ozanne, Scheid, Embler, Jones and Montgomery held 7,239 unvested RSUs and Ms. Muehlhauser held 14,478 unvested RSUs.

See Note 10, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2017 for an explanation of the assumptions made in valuing these awards.
Stockholder Vote Required
Directors are elected by a plurality of the votes cast. Accordingly, the seven director nominees that receive the greatest number of votes at the Annual Meeting will be elected. In an uncontested election of directors, a director will be elected if he or she receives at least one vote.
Board Recommendation
The Board unanimously recommends that you vote for each of the director nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board oversees the management of the Company and our business. The Board selects our Chief Executive Officer and in conjunction with our Chief Executive Officer selects the rest of our senior management team, which is responsible for operating our business.
The Board held six meetings during 2017. Each director serving in 2017 attended at least 75% of the meetings of the Board and committees of the Board on which he served during 2017. Our policy is that all of our directors are expected to attend our annual stockholder meeting. Each of our directors attended the Company's 2017 Annual Stockholder Meeting.
Board Leadership
Mr. Shuster serves as Chairman of the Board and our Chief Executive Officer (CEO). The Board believes that we and our stockholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and CEO. Combining the roles of Chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing our business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for developing our strategy, directing the work of other officers and leading implementation of our strategic plans as reviewed by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the CEO to act as the key link between the Board and other members of management. In addition, the Board believes that having a combined Chairman and CEO is appropriate for us at this time because of Mr. Shuster's familiarity with our business and history of outstanding leadership at the Company as well as with other organizations prior to the Company's formation.
Because the Board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Scheid has served as the Lead Director since the position was established in May 2012. The Lead Director's responsibilities include:

•
acting as the primary contact between the Company and the independent directors, undertaking to meet or confer periodically with members of the Company's executive team regarding matters related to the business of the Company;

•	assisting the Chairman of the Board, as necessary with conducting Board meetings;

•	assisting with preparation of agenda items for meetings of the Board and its committees; and

•	such other duties as the Board may from time to time assign to the Lead Director.
The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board and the Company at this time.
Communicating with the Board
Stockholders may communicate with the members of the Board, the Lead Director or the non-management members of the Board as a group, by sending a written communication to NMI Holdings, Inc., Attention: Corporate Secretary, 2100 Powell Street, 12th Floor, Emeryville, CA 94608.
Board Committees
The Board has four committees: Audit; Compensation; Governance and Nominating; and Risk. Information regarding these committees, in each case describing the committee's purposes, responsibilities and authority, is provided below. Written copies of the charters of each of these committees are available on our website at ir.nationalmi.com/governance.cfm, and we will send copies to any stockholder who submits a written request to our Corporate Secretary.
Audit Committee
The members of the Audit Committee are Messrs. Embler and Montgomery and Ms. Muehlhauser, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of NASDAQ and the SEC. Mr. Embler is the chairperson of the Audit Committee, and each member of the Audit Committee serves as an "audit committee financial expert" as that term is defined in SEC rules. The Audit Committee met seven times in 2017.

The Audit Committee is responsible for, among other things, monitoring:

•	the integrity of the financial statements of the Company;

•	the independent auditor's qualifications and independence;

•	the performance of the Company's internal audit function and independent auditors;

•	the Company's system of disclosure controls and system of internal controls over financial reporting; and

•	the Company's compliance with legal and regulatory requirements.
Audit Committee Report
Before we filed our Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2017, and the notes thereto and other financial information included in the report, including the section of the report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" (collectively, the 2017 10-K). The Audit Committee also discussed with BDO, our independent registered public accounting firm for 2017, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO's communications with the Audit Committee concerning independence and has discussed with BDO their independence from the Company.
Based on its reviews and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our 2017 10-K, which we filed with the SEC.
Members of the Audit Committee
Michael Embler (Chairperson)
Michael Montgomery
Regina Muehlhauser
Compensation Committee
The members of the Compensation Committee are Messrs. Ozanne, Embler and Scheid, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Each member of the Compensation Committee is an outside director under Section 162(m) of the Internal Revenue Code. Mr. Ozanne is the chairperson of the Compensation Committee. The Compensation Committee met nine times in 2017.
The Compensation Committee is responsible for, among other things:

•
overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO and other senior executives and determining the annual compensation of our CEO and other senior executives;

•	reviewing and approving the compensation policy recommended by management with respect to other employees;

•	determining, subject to ratification by our independent directors, the compensation of our independent directors;

•
evaluating the relationship between our risk management practices and our compensation policies and practices applicable to all employees, including our CEO, to consider whether they encourage risk-taking that would be reasonably likely to have a material adverse effect on the Company;

•	reviewing and approving incentive and equity-based compensation plans and grants; and

•
preparing the Compensation Committee Report and reviewing any Compensation Discussion and Analysis included in our proxy statements, to the extent such disclosure is required by SEC rules. Notwithstanding that these rules are not yet applicable to us because we currently qualify as an EGC under the Jumpstart Our Business Startups Act, we have opted to include a Compensation Discussion and Analysis in this Proxy Statement below to enhance the disclosures and provide relevant information to investors about our compensation program and philosophy. See "Compensation of Named Executive Officers - Compensation Discussion and Analysis" below.

The Compensation Committee has authority to secure the services of independent, external advisers to be used by the Compensation Committee in the exercise of its responsibilities, including review of executive compensation, Board compensation and to perform any other analysis that the Compensation Committee deems appropriate. The Compensation Committee engaged

Semler Brossy Consulting Group, LLC (Semler Brossy or the Compensation Consultant), an independent compensation consultant, to assist it in evaluating executive and director compensation programs and levels. See "Compensation of Named Executive Officers - Compensation Discussion and Analysis - Our Process For Executive Compensation - Role of the Compensation Consultant" for more information about Semler Brossy and the services it provides to the Compensation Committee.
Governance and Nominating Committee
The members of the Governance and Nominating Committee are Messrs. Scheid, Jones and Ozanne, each of whom qualifies as an "independent" director under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Scheid is the chairperson of our Governance and Nominating Committee. The Governance and Nominating Committee met four times in 2017.
The Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members and recommending to the Board nominees for election for the next annual meeting of stockholders;

•	reviewing the qualifications and independence of the members of the Board and its committees on a regular periodic basis;

•
recommending to the Board corporate governance guidelines and reviewing such guidelines, as well as the Governance and Nominating Committee charter, to confirm that they remain consistent with sound corporate governance practices and with any legal requirements;

•	leading the Board in its annual review of the Board's and its committees' performance; and

•	recommending committee assignments for members of the Board.
The Governance and Nominating Committee evaluates director candidates for the Company's nominees for the Board under the criteria described above under "Item 1 - Election of Directors - Information about Our Directors." The Governance and Nominating Committee will consider recommendations from stockholders regarding director candidates that are received in writing and accompanied by sufficient information to enable the Governance and Nominating Committee to assess the candidate's qualifications, along with confirmation of the candidate's consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance and Nominating Committee will evaluate any director candidates recommended by stockholders using the same process and criteria that apply to candidates recommended by other sources.
Risk Committee
The members of the Risk Committee are Messrs. Jones and Montgomery and Ms. Muehlhauser, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Jones is the chairperson of our Risk Committee. The Risk Committee met four times in 2017.
The Risk Committee is responsible for oversight of the Company's management of key risks and exposures that could materially impact the Company and management's operation of the Company's mortgage insurance business and the management of the Company's investment portfolio, including, among other things:

•	monitoring the performance of the Company's insured books of business and the principal factors affecting performance;

•	discussing, reviewing and monitoring the Company's mortgage insurance products, including premium rates, underwriting guidelines and returns;

•	reviewing and approving the Company's investment policy and reviewing the performance of the investment portfolio;

•
reviewing the mortgage insurance operating environment, including the state of local and regional housing markets, competitive forces affecting the Company and the Company's relationships with residential mortgage lenders and investors;

•	assisting the Board in its oversight of the Company's enterprise risk management approach, including the significant risk management policies, procedures and processes; and

•	reviewing and approving the Company's directors and officers liability coverage for adequacy and scope.
Board Oversight of Risk
Our senior management is charged with identifying and managing the risks facing our business and operations. The

Board is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board, assisted by the Risk Committee, considers risk throughout the year and also with respect to specific proposed actions.
The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the Board. The Board committees play significant roles in carrying out the risk oversight function.

•
The Audit Committee oversees and reviews risks associated with financial accounting and reporting, including our system of internal controls, as well as fraud risk, information technology and cybersecurity risk, and major legislative and regulatory developments which could result in material financial risk exposures. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management and the independent registered public accounting firm. The Audit Committee also reviews any proposed related person transactions to ensure that we do not engage in transactions that would create a conflict of interest that could result in harm to us.

•	The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs.

•
The Governance and Nominating Committee oversees our implementation of sound corporate governance principles and practices. In performing this function, the Governance and Nominating Committee periodically reviews and recommends changes to the Company's Corporate Governance Guidelines and recommends any additional actions related to governance matters that it may deem necessary or advisable from time to time.

•
The Risk Committee assists the Board in its oversight and review of information regarding our enterprise risk management approach and oversees risks related to our mortgage insurance business and investment portfolio.

We believe that our leadership structure, discussed in "- Board Leadership" above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and CEO that keeps the Board informed about the risks facing us. In addition, independent directors chair and make up the entire membership of the committees involved in risk oversight, and we have established a system of open communication between senior management and directors.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Corporate Governance Guidelines cover the Board's membership criteria, director independence, director compensation, board meeting process, committee structure and succession planning. Among other things, the Board meets in executive sessions at which only independent directors are present at least twice annually, and the Lead Director presides over these sessions (unless the Lead Director delegates such responsibility to another independent director). See "- Board Leadership" above, for information regarding the Lead Director's responsibilities and authority.
The Corporate Governance Guidelines also provide that a director shall not stand for re-election to the Board at the Company's annual meeting of stockholders following the attainment by the director of age 76. The Corporate Governance Guidelines also provide that a director who, during their tenure as a director (i) joins the board of directors of another company or (ii) experiences a change in their business or commercial activity, shall notify the Governance and Nominating Committee, which shall review the circumstances to determine the appropriateness of continued service by such director and make a recommendation to the Board, after which the remaining members of the Board shall determine the appropriateness of continued service by such director.
Stock Ownership Guidelines
The Corporate Governance Guidelines further state that directors shall comply with the Company's stock ownership guidelines, as adopted by the Board and amended from time to time. The Board has adopted a written Stock Ownership Policy applicable to the Company's executive officers and directors, other than any non-employee director who serves on the Board in fulfillment of his or her employment obligations to a non-affiliate of the Company and is required to transfer all or a portion of equity awards granted by the Company to their employer. None of our directors is currently under any such obligation. Under the current stock ownership guidelines, the total value of all shares of common stock held by each non-employee director must equal or exceed five times such non-employee director's annual cash retainer (the stock ownership threshold), and each such director is required to hold 50% of shares delivered by the Company upon vesting or exercise of equity awards granted under the Company’s equity plans, until the applicable stock ownership threshold has been met. For further discussion of the guidelines applicable to executive officers under the Company's stock ownership policy, see "Compensation of Named Executive Officers - Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Stock Ownership by Executive Officers."
Business Conduct and Ethics Policy
Our Board has adopted a code of business conduct and ethics (the Business Conduct & Ethics Policy) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. If we amend or grant any waiver from a provision of our Business Conduct & Ethics Policy that applies to our executive officers, we will publicly disclose such amendment or waiver on our website as required by applicable law. In addition, written copies of the Corporate Governance Guidelines and the Business Conduct & Ethics Policy are available on our website at ir.nationalmi.com/governance.cfm, and we will send them to any stockholder who submits a written request to our Corporate Secretary.
Director Independence
Our Corporate Governance Guidelines regarding director independence are consistent with the applicable rules and regulations of the NASDAQ and the SEC. A director is independent under our Corporate Governance Guidelines if the Board has made an affirmative determination that the director has no material relationship with the Company that would impair his or her independent judgment (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, or if an immediate family member has such a relationship). In the process of making such determinations, the Board will consider the nature, extent and materiality of the director's relationships with the Company and the Board will apply NASDAQ and SEC independence requirements. In accordance with our Corporate Governance Guidelines, our Board has determined that all of the current members of the Board, except Mr. Shuster, our CEO, are "independent" under the applicable rules and regulations of the NASDAQ and the SEC.
Related Person Transactions
In addition to the director and executive officer compensation arrangements discussed above under "Item 1 - Election of Directors - 2017 Director Compensation" and below under "Compensation of Named Executive Officers," the following is a summary of the material provisions of various transactions with our executive officers, director nominees, five percent or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2017. We believe the terms and conditions set forth in such agreements are reasonable and customary for similar transactions.
Registration Rights Agreement
Concurrently with the consummation of the private placement of our Class A common stock in April 2012 (the Private Placement), we entered into a registration rights agreement for the benefit of our stockholders, which includes certain of our officers and directors, as well as our five percent or greater stockholders, with respect to our common stock sold in the Private Placement (the Registration Rights Agreement). Under the terms of the Registration Rights Agreement, we agreed, at our expense, to file with the SEC a shelf registration statement registering the resale of shares of our common stock sold in the Private Placement (the "shelf registration statement"). The shelf registration statement was initially filed with the SEC on June 21, 2013 and declared effective by the SEC on December 6, 2013. On August 21, 2015, the Company filed and the SEC declared effective a post-effective amendment to the shelf registration statement to deregister all of the shares of common stock that had not been sold pursuant to the shelf registration statement as of that date, because the Company’s contractual obligation to maintain the effectiveness of the shelf registration statement had expired. We continue to have certain indemnification obligations under the Registration Rights Agreement. In fulfilling its obligations under the Registration Rights Agreement, to date the Company has incurred legal and filing fees of approximately $1.65 million.
Statement of Policy Regarding Transactions with Related Persons
We have adopted a written Related Party Transaction Policy. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, (each, a related party) will not be permitted to enter into a transaction with us where the amount involved exceeds or is reasonably expected to exceed $120,000 without the review and consent of our Audit Committee, or in certain circumstances, the Chair of the Audit Committee (Chair). Any request for us to enter into such a transaction, where any such related party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented by management to our Audit Committee or Chair, which will review and approve or disapprove such proposed transaction. In determining whether to approve a related party transaction, the Audit Committee or Chair, as applicable, shall consider:

•	whether the transaction is on terms that are fair and reasonable to the Company and substantially the same as would apply if the other party was not a related party;

•	the size of the transaction and the amount payable to the related party;

•	the nature of the interest of the related party in the transaction;

•	whether the transaction is in the business interests of the Company and in the interests of the Company's stockholders;

•	whether the transaction may involve a conflict of interest or otherwise interfere with the objectivity and independence of the related party; and

•	any other facts and circumstances that the members of the Committee or Chair, as applicable, deem relevant.

EXECUTIVE OFFICERS
The following information is provided with respect to each of our executive officers. Our executive officers are appointed by the Board to serve in their respective capacities until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Bradley M. Shuster, Chairman of the Board and Chief Executive Officer
Information about Mr. Shuster is provided above in "Item 1 - Election of Directors - Information about Our Directors."
William  J. Leatherberry, Executive Vice President, Chief Legal Officer, General Counsel and Secretary
Mr. Leatherberry, 47, has served as our Executive Vice President, Chief Legal Officer and Secretary since 2014. Prior to NMI, he served in various executive positions at Century Aluminum Company, a global producer of aluminum, including as adviser to the chief executive officer from February 2013 to June 2013, executive vice president, chief legal officer, general counsel and secretary from January 2010 to February 2013, senior vice president, general counsel and assistant secretary from April 2009 to December 2009, vice president, assistant general counsel and assistant secretary form January 2008 to March 2009 and assistant general counsel and assistant secretary from July 2007 to December 2007. Mr. Leatherberry holds a B.A. in business management and an M.B.A. from the University of Texas and a J.D. from Southern Methodist University in Dallas, Texas.
Patrick Mathis, Executive Vice President and Chief Risk Officer
Mr. Mathis, 57, has served as our Executive Vice President and Chief Risk Officer since 2012, overseeing and managing risk, internal audit and information technology for NMI. He has over 25 years of experience in the insurance, mortgage and financial industries, including executive level positions in the areas of risk and credit management. Prior to NMI, Mr. Mathis served as senior vice president, head of credit risk management for PMI Mortgage Insurance Co., (PMIC), a private mortgage insurer, from January 2009 to May 2012. In that capacity, he managed loss reserving, credit policy formulation and quality control for PMIC underwriters as well as for loans underwritten by customers on a delegated basis. Previously, from January 2005 to December 2008, Mr. Mathis served as senior vice president, chief risk officer at PMI Capital Corporation. In that role, he held oversight responsibility for international mortgage insurance subsidiaries in Australia, Europe, Hong Kong and Canada. Earlier in his career, Mr. Mathis held executive roles in credit and insured portfolio management at XL Capital Assurance and MBIA, Inc. Mr. Mathis holds a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from the University of Texas-Austin.
Claudia J. Merkle, Executive Vice President and Chief Operating Officer
Ms. Merkle, 59, has served as our Chief Operating Officer since September 2016, managing underwriting, operations, servicing, sales, marketing and business development. From 2013-2016, Ms. Merkle served as our Executive Vice President and Chief of Insurance Operations, overseeing all aspects of the Company's insurance operations. Ms. Merkle joined NMI in May 2012 as its Senior Vice President of Underwriting Fulfillment and Risk Operations. A seasoned mortgage industry executive, Ms. Merkle draws on over 25 years of experience in mortgage banking, mortgage insurance, business development and operations. Prior to NMI, Ms. Merkle served as vice president of national and regional accounts, risk and operations at PMIC, from 1996 to 2012. She has held previous executive leadership positions within the mortgage banking and mortgage insurance industries, including both national and regional business development, operations and risk management. Earlier in her career, Ms. Merkle served as vice president, regional manager at Meridian Mortgage, from 1990 to 1996, managing retail mortgage originations. She also held roles at Wachovia Bank in training, retail mortgage origination, underwriting, operations and Community Reinvestment Act lending. Ms. Merkle holds a B.S. in management from the Wharton School of Business, University of Pennsylvania.
Adam Pollitzer, Chief Financial Officer
Mr. Pollitzer, 39, has served as our Chief Financial Officer since May 2017. Mr. Pollitzer previously served as a Managing Director in the Corporate and Investment Banking division of J.P. Morgan Securities LLC, a financial institution providing investment, banking and lending services. Mr. Pollitzer joined J.P. Morgan in 2001 as an Analyst and held a series of increasingly senior positions with the firm, including serving as Vice President from 2008 to 2011 and Executive Director from 2012 to 2015. During his tenure with J.P. Morgan, Mr. Pollitzer focused on providing advisory and capital raising services to North American insurance companies. Mr. Pollitzer earned a B.B.A. from the Stephen M. Ross School of Business - University of Michigan.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the objectives and components of our executive compensation program for our named executive officers (NEOs) and how we make compensation decisions. Our NEOs for the year ended December 31, 2017 were our CEO, Bradley M. Shuster, and our two other most highly compensated executive officers, Adam Pollitzer, our Chief Financial Officer (CFO), and Claudia J. Merkle, our Chief Operating Officer (COO), whose compensation is presented in the Summary Compensation Table and other compensation tables set forth below in this proxy statement.
Executive Summary
The following summarizes our Company's pay-for-performance objectives and key compensation-related actions that we took in 2017 and demonstrates the alignment of our executive compensation program with Company performance.
Overview of Our Performance in 2017
During 2017, we substantially achieved our core financial and business objectives, as follows:

•
Our book of insurance-in-force (IIF), the principal source of our future revenue, grew by 44% in 2017, principally as a result of strong new insurance written (NIW) in 2017 of $21.6 billion, consisting of a higher percentage of monthly premium policies than in prior periods. For the year ended December 31, 2017, 81% of our NIW related to monthly premium policies, as compared to 67% at December 31, 2016 and 48% at December 31, 2015. As of December 31, 2017, monthly premium policies accounted for 69% of our primary IIF, as compared to 60% at December 31, 2016 and 47% at December 31, 2015.

•	We continued to manage our expenses, driving our expense ratio down to 64.5% in 2017 compared to 84.4% in 2016.

•	With an adjusted, annualized return on equity (ROE) of 11% for the fourth quarter ended December 31, 2017, we delivered on our goal of exiting 2017 with an adjusted ROE of approximately 10%.*

•
Continued strong revenues driving our sustained profitability to produce adjusted net income of $38.3 million for the year ended December 31, 2017. Our net income in 2017 was adjusted to reflect a one-time non-cash expense of $13.6 million primarily related to the re-measurement of the Company's net deferred tax asset as a result of the 2017 Tax Cuts and Jobs Act (TCJA), and a pre-tax non-cash expense of $4.1 million related to the change in fair value of the Company's warrant liability as a result of the increase of its stock price.*

•
Expanded our third-party reinsurance program in 2017 to support our continued business growth by securing a new quota-share reinsurance agreement that covers eligible policies through December 31, 2019 and executing on an excess-of-loss capital markets reinsurance transaction that provided for up to $211.3 million of aggregate excess-of-loss reinsurance coverage at inception for new defaults on an existing portfolio of our policies written from 2013 through December 31, 2016.

•
Improved debt service terms under our existing credit agreement by reducing the interest rate, extending the maturity date from November 10, 2018 to November 10, 2019 and removing a liquidity covenant.

*Adjusted ROE and adjusted net income are non-GAAP measures. For a description of how we calculate these measures and for a reconciliation of these measures to their nearest comparable GAAP measures, see Appendix A.
Executive Compensation Highlights
Our executive officer compensation program is administered by the Compensation Committee of our Board (referred to as the Committee in this section). The Committee, among other things:

•	Assists our Board in fulfilling its responsibilities related to the compensation of our CEO and other NEOs;

•	Oversees the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•	Evaluates performance in light of our annual goals and objectives; and

•	Reviews and makes recommendations to our Board concerning director compensation.
See "Corporate Governance and Board Matters - Board Committees - Compensation Committee," above for additional information about the responsibilities of the Committee.

Executive Compensation Philosophy
We have designed our compensation program to attract, retain and motivate talented and qualified executives, while maximizing shareholder value creation over the long-term by targeting compensation levels that are competitive when measured against other companies within our industry and geographic location. With the Company located in the San Francisco Bay Area near Silicon Valley, we compete for talent with other firms that offer competitive compensation packages, including grants of significant equity stakes. We structure our compensation program to include a balanced portfolio with multiple elements, consisting of base salary, short-term annual incentive awards through our annual bonus plan and long-term incentive awards through a mix of equity-based awards for all of our NEOs, with emphasis on options and RSUs. We aim for total compensation that targets on average the midpoint of our peers.
The Committee and management believe our executive compensation program must be flexible, with annual incentive and equity awards that consider corporate performance, while rewarding individual efforts towards our corporate goals and performance targets, which in turn contributes to the successful development and growth of the Company. We have emphasized performance-based compensation primarily through annual cash-based awards that appropriately motivate executives and reward them for delivering financial, operational and strategic results that meet or exceed pre-established, Committee-approved goal targets, as reflected in our annual incentive bonus program. We have focused our equity awards primarily on a combination of (i) options, which align our executives' interests with those of our stockholders and the long-term interests of the Company, in that the value of options appreciates as our share value increases, and (ii) service-based RSU awards, which incentivize our executives to focus on sustainable growth of the company, while affording a retentive benefit to the Company.
Key matters addressed by the Committee with respect to 2017 compensation, included:

•
In consultation with the Committee's Compensation Consultant, Semler Brossy, reviewing and amending the peer group used by the Company to evaluate compensation to better align the peer group with, among other factors, the Company's size, revenues, geographic scope, and industry. See "- Our Process for Executive Compensation - Benchmarking" below for further discussion of our peer group;

•
Setting performance goals for the Company's 2017 bonus plan, including incentives to manage costs, write high-quality business to achieve sustainable revenues, achieve goals for adjusted net operating income and exit 2017 with an ROE of 10%;

•	Setting target and maximum amounts for cash incentives under the 2017 bonus plan for our executive officers, subject to the achievement of specified, pre-approved performance goals;

•
Developing a long-term performance-based equity grant for our CEO, with vesting contingent on the Company meeting certain ROE targets for fiscal years 2018 and 2019. See "- CEO Compensation" below for a description of our CEO's performance-based RSU award; and

•	Developing an equity grant strategy for 2017 that included a mix of options and RSUs for our NEOs.
Executive Compensation Policies and Practices
Our compensation-related governance policies and practices align our executive compensation with long-term stockholder interests:
Stock Ownership Requirements. The Company's Stock Ownership Policy imposes rigorous stock ownership requirements on our NEOs, with our CEO required to hold Company shares equal to five times his base salary. The Stock Ownership Policy also includes a post-vesting share retention period until the applicable stock ownership threshold is met.
No Hedging and Pledging. Our policies prohibit our directors and NEOs from engaging in all forms of speculative transactions involving the Company's equity securities.
Clawback Policy. Our clawback policy applies to cash and equity-based incentive compensation.
Compensation Consultant Performs No Services for Us. The Compensation Consultant is retained by the Committee and performs no other services for the Company.
Compensation Risk Evaluation. Annually, the Committee reviews an executive compensation risk evaluation that is designed to ensure that our compensation program does not motivate excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company.
Change-in-Control Severance Plan (CIC Severance Plan) Provides Limited Benefits. A "double trigger" is required before any severance benefits may be paid under the CIC Severance Plan, and cash severance under the plan does not exceed a multiple of 2.0 times an NEO's base salary and bonus.

No Tax Gross-Ups. We do not provide golden parachute excise tax gross-ups to any of our NEO's.
NMI Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (2014 Plan) Features.

•	No granting of options with an exercise price less than the fair market value of our common stock on the date of grant;

•	No re-pricing of options without stockholder approval;

•	No payment of dividends before vesting;

•	No recycling of shares tendered to or withheld by the Company to satisfy the exercise price of options or stock appreciation rights;

•	No granting of more than 5% of awards under the plan with a vesting period of less than one-year (subject to limited exceptions); and

•	Limits on non-employee director awards.
CEO Compensation
In 2017, the Committee approved a 5% increase to Mr. Shuster's base salary and target cash bonus. In order to further the alignment between CEO compensation and long-term stockholder interests, in February 2017, the Committee granted Mr. Shuster a multi-year performance-based RSU award with a target value of $2.85 million, split into two equal tranches of 128,378 RSUs each, "Tranche 1" and "Tranche 2." Tranche 1 is eligible to vest on December 31, 2018 and Tranche 2 is eligible to vest on December 31, 2019, in each case, subject to Mr. Shuster's continued employment with the Company through the applicable vesting date, with vesting measured against 2018 and 2019 ROE targets, the "2018 ROE Goals" for Tranche 1 and the "2019 ROE Goals," for Tranche 2. The actual number of shares subject to Tranche 1 and Tranche 2 that are potentially earned will be based on the satisfaction of the 2018 and 2019 ROE Goals, respectively. The 2018 ROE Goals were established by the Committee in February 2017 when the grant was made, and as provided under the terms of the award agreement, the 2019 ROE Goals were established by the Committee in February 2018.
The chart below illustrates the 2018 ROE Goals for Tranche 1.

	Max	Target	Threshold

2018 ROE Goals*	15% +	14%	12%	< 12%

2018 RSU Vest	125%	100%	50%	0%

*
2018 ROE, expressed as a percentage, means the Company's GAAP net income for the fourth quarter of 2018 multiplied by 4, which product is divided by the average shareholders' equity for the fourth quarter of 2018. With respect to its determination of whether the 2018 or 2019 ROE Goals have been met, the Committee reserves discretion as provided under the award agreement and 2014 Plan.

The chart below illustrates the components of our CEO's total annualized compensation for fiscal year 2017, in which 50% of the CEO's total annualized compensation was performance-based.

Stockholder Engagement
From time to time, management engages with interested stockholders to discuss potential alignment on our executive compensation practices and philosophy. We believe our equity compensation plan is viewed favorably by the majority of our stockholders, as evidenced by the 2014 Plan garnering approval by 71% of stockholders casting a vote for or against the 2014 Plan in 2017. The Committee takes into consideration stockholder input when it reviews the Company’s compensation philosophy and plan design.

Our Process For Executive Compensation
Role of the Compensation Committee
The Committee, which consists solely of independent directors, is responsible for overseeing the development and administration of our executive compensation program. The Committee reviews market pay and performance levels, with the help of its Compensation Consultant, on a regular basis. The Committee evaluates Company performance against operation plans and budgets, pay and performance levels at comparable companies and in the context of the broader economy. The Committee retains final discretion in determining annual incentive awards and the vesting of the CEO’s performance-based equity awards. In general, the Committee evaluates whether the Company has met the pre-established metrics under the annual bonus plan and makes its final determination of annual bonus awards and achievement of awards earned based on long-term performance in the first quarter following the end of each performance period.
The Committee maintains an annual agenda to help ensure that it discharges its duties in a thoughtful and timely manner. Each meeting has a primary purpose, and as a general practice, the Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations and reviewing final recommendations before acting. The Committee also holds special meetings as necessary in order to perform its duties. In 2017, the Committee held nine meetings, devoting significant time and attention to management compensation.
Role of the Compensation Consultant
Since 2012, the Committee has used the services of Semler Brossy to assist it in evaluating executive and director compensation programs and levels. During 2017, Semler Brossy assisted the Committee with compensation for non-employee members of our Board and senior executive officers (including our CEO); long-term and annual incentive award design; an assessment of the risks associated with the Company's overall compensation policies and practices; and understanding trends in executive and board compensation. In addition, Semler Brossy assisted the Committee with its review and selection of a new peer group; provided the Committee with data on compensation levels and programs, including at peer companies, to ensure that our executive officers' total compensation opportunities were market competitive; and provided the Committee with data and analysis to assist with developing amendments for the 2014 Plan. Semler Brossy does not provide any other services directly to the Company. The Committee has assessed Semler Brossy's independence, taking into consideration the factors listed in NASDAQ Listing Rule 5605(d)(3)(D), and has determined that its work with the Company does not raise any conflicts of interest.
Role of the CEO
As part of its review and determination of the Company’s executive compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our CEO (other than with respect to his own compensation). At the beginning of each year, our CEO oversees the development of corporate and individual goals for purposes of annual and long-term compensation of each NEO (other than himself). These goals are derived from our corporate business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. At the end of each year, our CEO reviews with the Committee the achievement of goals and the performance of our NEOs (other than himself) and presents his recommendations regarding adjustments to compensation to ensure alignment of stockholder interests with each executive’s goals as well as to reward the executive for performance. The Committee considers our CEO’s recommendations, together with review by the Committee’s compensation consultant, in making independent determinations regarding executive compensation. Based on our CEO’s day-to-day management of our NEOs, he is well-positioned to evaluate their performance and make recommendations as to their overall performance. As such, our CEO attends all Committee meetings, other than those portions that are held in executive session, and he is not present during deliberations on matters involving his own compensation.
Benchmarking
Our executive compensation philosophy emphasizes competitive objectives for executive pay. We prefer a flexible range to a single point to provide the Committee the discretion needed to discharge its duties, while being mindful of individual differences such as tenure and performance. Elements of compensation that are benchmarked, separately and in the aggregate, include base salary, cash-based annual incentive awards and long-term equity incentive awards.
With respect to our NEOs, in 2017 the Committee focused on the Company's three direct pure-play competitors within the mortgage insurance industry: Essent Group Ltd., Radian Group, Inc., and MGIC Investment Corporation. In addition, the Committee supplemented the peer data with relevant survey information from companies of similar size and geographic scope. Two key factors played a role in the Company’s competitive benchmarking approach: NMI’s size as a recent public company and the limited number of direct business comparators within the mortgage insurance industry. The Committee chose these companies to permit pay to be evaluated in a context that considers businesses with similar exposure to economic forces and business cycles.

For fiscal year 2018 compensation decisions, the Committee expanded the compensation peer group to include appropriately sized companies outside of the mortgage insurance industry, including in insurance and thrifts and mortgage finance. The companies were identified based on the consideration of size (measured by revenue and market capitalization), as well as IPO date, recent growth patterns, geographical scope, and the companies with which we compete for executive talent. The Committee determined it was important to benchmark compensation against a broader data set as the Company continues to grow in size and as its compensation design continues to evolve.
Our peer group for fiscal year 2018 consists of the companies listed below:

NMI 2018 Peer Group	Mortgage Insurer Direct Competitor	Broader Exposure to Insurance and Real Estate	Chose NMI as Peer(1)	Business
Assured Guaranty		X		Financial Guaranty Insurer
PennyMac Financial Services		X		Mortgage Service & Lending
Radian Group Inc.	X	X	X	Mortgage Insurer
MGIC Investment Corporation	X	X	X	Mortgage Insurer
Flagstar Bancorp		X		Mortgage Originations & Servicing; Banking
James River Group		X		Specialty Insurance & Reinsurance
PHH Corp		X		Mortgage Servicing & Lending
Essent Group Ltd.	X	X	X	Mortgage Insurer
Baldwin & Lyons		X	X	Property & Casualty Insurance; Reinsurance
Redwood Trust		X	X	Mortgage Banking and Investments
Atlas Financial Holdings		X		Property & Casualty Insurance
Kinsale Capital Group		X		Property & Casualty Insurance
Investors Title		X		Property & Casualty Insurance
Kingstone Cos.		X		Property & Casualty Insurance
National Security Group		X		Property & Casualty Insurance; Life Insurance
Unico American		X		Property & Casualty Insurance

(1)	Based on 2016 proxy statements.

Elements of Executive Compensation Program
Overview of Compensation Elements
The table below describes the principal elements and characteristics of our executive compensation program, which align with our overall executive compensation philosophy.

Compensation Element	Description	Alignment with Compensation Philosophy
Annual Compensation:
Annual Base Salary	● Fixed component of annual cash compensation that reflects expertise and scope of responsibilities, influenced by market pay levels and trends and individual performance	● Attract and retain key talent with market competitive salaries ● Provide financial certainty and stability ● Recognition of individual performance
Annual Bonus Plan	● Cash incentive plan based on performance and relative to Company and individual objectives ● Requirement that executive be employed at the time the bonus is paid has a retentive effect
● Balance between short- and long-term corporate goals that align with company's pay-for-performance philosophy and stockholders' interests with payouts that are determined based on meeting certain company financial metrics
● Short-term growth important in mortgage insurance business, because each book year of business supports the long-term growth of the Company

Long-Term Compensation:
Long-Term Incentive Program	● Equity-based, with focus on mix of RSUs and options as determined annually	● Aligns management and stockholder interests on increasing share value
Other Executive Benefits:
Retirement Program	● Participation in a 401(k) plan, including a matching contribution by the Company of 100% of the executive's contribution up to 4% of the executive's eligible compensation	● Attract and retain key talent ● Provide income security for retirement
Executive Cash Allowance Program	● Fixed cash amount to be used at the discretion of the executive, in lieu of individualized perquisite programs	● Attract and retain key talent ● Provide total compensation package that is competitive in our market and geographic location
Compensation Program Details
Base Salary
Base salaries provide our NEOs with fixed cash compensation for service during the year, with consideration given to the scope of each NEO's responsibilities, experience and other qualifications essential to the NEO's role. The following table shows our NEOs' annual base salaries as of December 31, 2017.

NEO	2017 Annual Base Salary
Bradley M. Shuster	$787,500
Adam S. Pollitzer	$437,500
Claudia J. Merkle	$464,000
In 2018, the Committee increased annual base salaries for each of our NEOs to better align their compensation with those holding similar positions within our newly developed peer group, to recognize the breadth of oversight of our CEO and other NEOs in that all substantive functional areas of the Company, including operations, sales, information technology, risk, legal, government relations, finance, treasury and human resources report to or through these individuals, in recognition of Company performance as a whole and the individual contributions of our NEOs to our growth and success.

Annual Bonus Plan
In order to appropriately motivate and reward our employees, including our NEOs, and to further align pay and Company performance, in 2017, we established an annual bonus program that provided for cash bonuses awarded based upon the achievement of annual Company and individual performance goals. Our annual incentive plans are designed to reward outstanding performance significantly above the targeted range in the case of outstanding performance; conversely, when performance is below expectations, our plans are designed to permit the Committee to reduce or eliminate certain compensation elements. Our 2017 bonus plan was established under our 2014 Plan, with goals that are consistent with the performance goals specified in our 2014 Plan. Our 2017 bonus plan established an overall threshold performance goal that required the company to achieve $20 million of adjusted net operating income (based on the Company's 2017 year end audited financial statements). No payouts would have been made if this adjusted net operating income performance goal had not been attained. This amount created a funding threshold for the 2017 bonus plan, and the Committee then used negative discretion to reduce the payout to each NEO in accordance with the corporate performance goals described below. See Appendix A for a description of how we calculate adjusted net operating income for the 2017 bonus plan's threshold performance goal. To be eligible to receive any bonus, each executive must be employed with the Company at the time we pay such bonus.
The following table sets forth the target awards established by the Committee for our NEOs for fiscal year 2017.

NEO	Target Award % of Salary	2017 Target Award
Bradley M. Shuster	100%	$787,500
Adam S. Pollitzer	100%	$437,500
Claudia J. Merkle	100%	$464,000
The following table sets forth the performance goals and weightings established by the Committee for our fiscal year 2017 bonus plan, compared to our fiscal year 2016 bonus plan.

Performance Goals	2016 Weighting	2017 Weighting
4Q'17 Return on Equity	—	30%
Adjusted Net Operating Income	45%	30%
New Insurance Written	45%	25%
Adjusted Expense Ratio	10%	15%
In 2017, the Company performance goals included operational goals related to continued development of new insurance written, adjusted net operating income and management of costs, as well as a fourth quarter 2017 exit ROE target of 10%. Each goal was intended to support and align with the Company's short- and long-term strategic objectives and to ensure an appropriate level of competitiveness within the marketplace, without encouraging unnecessary or excessive risk-taking. These goals were developed by the executive management team and approved by the Committee at the beginning of 2017. The operational goals for 2016 were the same as in 2017, other than the ROE target. The Committee added the ROE target in 2017 to incentivize management to engage in business initiatives designed to deliver at least a mid-teen return over the long-term, which aligns the direction of the Company with the long-term interests of stockholders.
Individual performance factors for each NEO other than our CEO, weighted at a reference of 20%, were proposed to the Committee by our CEO and approved by the Committee. Our CEO's bonus payment is determined solely by the Committee in consultation with the Compensation Consultant and is primarily based on the Company's achievement of the performance goals. The Committee considers the Company's achievement against the performance goals and the weightings thereof, as well as the relative weightings of individual vs. corporate factors in reaching its final conclusion with respect to individual achievement and awards for all NEOs under the annual bonus plan. The Committee retains discretion and flexibility, as it determines appropriate, to make its final bonus payment decisions for our NEOs' awards, including to reduce any such amount to zero based on an individual NEO's performance. After evaluating the Company's achievement of the 2017 performance goals and each NEO's individual performance, the Committee approved payment of bonuses to our NEOs, with awards ranging from 128% to 135% of target for the NEOs.
Long-term Incentive Program
Our NEOs may be awarded equity at the discretion of the Committee under the Company's equity plans. Equity awards are intended to further align the interests of our NEOs with the interests of our stockholders and emphasize long-term performance by linking compensation to share price appreciation over a multi-year period and support the retention of our management team. As determined annually by the Committee, our annual equity award program for NEOs has primarily focused on grants of stock options and RSUs that vest over a three-year period, subject to continued employment.
During fiscal year 2017, the Committee awarded the equity awards shown in the table below to our NEOs as a part of their target compensation package. Each of these awards vests in thirds over a three-year period.

NEO	Number of Restricted Stock Units	Number of Securities Underlying Options	Grant Date Fair Value of Stock and Options
Bradley M. Shuster	—	330,788	$1,300,223
Adam S. Pollitzer	23,148	68,893	$499,997
Claudia J. Merkle	26,126	73,791	$580,048
In addition, in order to further the alignment between CEO compensation and stockholder interests, in February 2017, the Committee granted Mr. Shuster a multi-year performance-based RSU award. See "- Executive Summary - CEO Compensation," above for a description of Mr. Shuster's multi-year performance-based RSU award. Further, in connection with hiring Mr. Pollitzer in 2017, the Committee granted Mr. Pollitzer a five-year service-based RSU award to induce Mr. Pollitzer to join and stay with the Company and to align Mr. Pollitzer's interests with those of stockholders to achieve sustained growth and success of the Company over the long-term. The following table shows Mr. Shuster's and Mr. Pollitzer's additional 2017 equity awards.

NEO	Number of Restricted Stock Units	Grant Date Fair Value of Stock Awards
Bradley M. Shuster	128,378	$1,424,996
Adam S. Pollitzer	185,185	$1,999,998
Retirement Plan
Since 2014, the Company has offered a tax-qualified defined contribution retirement savings plan (401(k) Plan), pursuant to which our employees, including our NEOs, are able to contribute a percentage of their annual compensation on a pre- and post-tax basis, up to the limits prescribed by the Internal Revenue Service. Each pay period, we offer a 401(k) Company matching contribution for eligible employees who participate in the 401(k) Plan, including our NEOs, of up to 4% of an employee's eligible compensation.  Generally, "eligible compensation" used for purposes of calculating contributions under the 401(k) Plan is the amount paid to the employee as base salary, overtime earnings, bonuses and commissions.  Each of our NEOs was eligible to participate in the 401(k) Plan in 2017. The Company does not sponsor any nonqualified deferred compensation plans or pension plans.
Executive Cash Allowance Program
The Company includes in the annual compensation of each NEO a standardized, fixed cash amount to be used at the discretion of the executive officer, in lieu of individualized perquisite programs. In 2017, the additional compensation under this program was $38,400 for Mr. Shuster, $30,000 for Ms. Merkle and $20,000 for Mr. Pollitzer (which for Mr. Pollitzer was pro-rated based on an annualized amount of $30,000).

Other Aspects of our Executive Compensation Program
Stock Ownership by Executive Officers
Our Stock Ownership Policy, which is administered by the Committee, is applicable to the Company’s executive officers and non-employee directors. These guidelines were adopted to further underscore that management’s interests should be aligned with those of our stockholders. Stock considered owned under the policy includes (i) common shares owned outright by the executive; (ii) shares underlying unvested RSUs; and (iii) “in-the-money” vested options. Under the policy, the total value of all shares of the Company’s common stock held by each executive officer must equal or exceed the following multiples of their respective base salaries:

▪	CEO 5.0 x base salary

▪	President 3.0 x base salary

▪	EVPs 3.0 x base salary

Each executive officer is required to hold 50% of shares delivered by the Company upon vesting or exercise of equity awards granted under the Company’s equity plans, until the applicable stock ownership threshold has been met. Under the policy, each executive officer is expected to meet the guideline within five years of becoming a participant under the policy. As of December 31, 2017, each of our NEOs met the stock ownership requirement.
Hedging and Pledging Prohibitions
Our executive officers and directors are subject to the Company’s Insider Trading and Information Policy, which prohibits them from engaging in all forms of speculative transactions involving the Company’s equity securities. In addition, our executive officers and directors may not hold Company securities in a margin account or pledge such securities as collateral for a loan.
Clawback Policy
In, 2017, the Committee adopted a Clawback Policy that allows the Company to recover certain cash and equity-based incentive compensation provided to certain covered individuals (including the Company's NEOs) after February 9, 2017, if the Company is required to prepare a material accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws. Mr. Shuster's employment agreement and Mr. Pollitzer's offer letter (each described below under "Compensation and Related Tables - Employment Arrangements with our NEOs"), each explicitly provide that their compensation is subject to the Company's Clawback Policy.
Tax Considerations and Deductibility of Compensation
Prior to December 22, 2017, when the TCJA was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with fiscal 2017 compensation decisions, the Committee considered the potential tax deductibility of executive compensation under Section 162(m) and sought to qualify certain elements of these applicable executives' compensation as performance-based while also delivering competitive levels and forms of compensation.
Under the TCJA, the performance-based exception has been repealed. Additionally, any executive subject to the limit in one year will be subject to the limit in future years, even if the executive would otherwise have been subject to the limit for the future year. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.
Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)'s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit will, in fact, satisfy the exception. The Committee reserves the right to grant or pay compensation that is not deductible as a result of Section 162(m), as well as the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company's business needs.
Severance Plan
In 2016, the Committee adopted a Severance Plan, which provides for payment of cash severance and health coverage upon certain involuntary terminations of employment by the Company, as specified in the Severance Plan, including a work-force reduction, elimination of an eligible employee's position, lack of work or any other reason approved in the sole discretion of the Company (each a Terminating Event). The Severance Plan applies to all of the Company's regular full- or part-time employees, including our NEOs who do not have employment agreements. Each of our NEOs is eligible to participate in the Severance Plan, except our CEO, who is currently party to an employment agreement with the Company. Upon a Terminating Event, subject to certain conditions including the applicable executive's execution and non-revocation of a separation agreement and release, the Severance Plan provides that an eligible NEO would receive three months' base salary and three months' of health coverage contributions for each year of service, with a maximum benefit of 12 months' base salary and 12 months' of health coverage contributions.
Change in Control Severance Plan (CIC Severance Plan)
In 2017, the Committee adopted the CIC Severance Plan. The CIC Severance Plan contemplates that the Committee will designate from time to time, in its sole discretion, the executive officers who are eligible to receive benefits under the CIC Severance Plan. The Committee has designated each of the Company's executive officers as participants in the CIC Severance Plan (Designated Participants). Each executive designated by the Committee to receive benefits under the CIC Severance Plan has received a "participation notice," confirming the terms of their participation, including (i) a severance multiple for purposes of determining the participant's cash severance amount (Severance Multiple) and (ii) the period of time during which the participant is eligible for medical insurance premium reimbursements (COBRA Period).
The Committee named each of the Company’s NEOs as participants at the following Severance Multiple and COBRA Period:

NEO	Severance Multiple	COBRA Period
Bradley M. Shuster	2x	24 months
Adam S. Pollitzer	1.5x	18 months
Claudia J. Merkle	1.5x	18 months
The CIC Severance Plan includes a "double-trigger" to be eligible for benefits. The CIC Severance Plan provides that upon a participant's termination of employment without "Cause" or for "Good Reason," (in each case as defined in the CIC Severance Plan) within 24 months after a "Change in Control," (as defined in the CIC Severance Plan) or six months before a Change in Control (if the termination within that six month period occurs after a definitive agreement that contemplates such Change in Control is executed and the Change in Control occurs), such participant shall be entitled to the following payments, subject to the participant's execution and non-revocation of a release of claims: (i) a lump sum cash payment equal to (A) the sum of the participant's base salary and target discretionary bonus, in each case, as in effect immediately prior to the termination, multiplied by (B) the participant's Severance Multiple; (ii) a lump sum cash payment equal to the cost of medical insurance premiums for the duration of the participant's COBRA Period; (iii) a lump sum cash payment equal to the participant's target discretionary bonus for the fiscal year in which the participant is terminated, pro-rated through the date of termination as described in the CIC Severance Plan; and (iv) any other earned and vested amounts or benefits that the Company is required to pay or provide or for which the participant is eligible to receive from the Company through the date of the termination, to the extent not yet paid or provided.
Upon its adoption, change in control severance benefits under the CIC Severance Plan replaced any change in control severance benefits that were otherwise payable to the Designated Participants, including Mr. Shuster and Mr. Pollitzer, under another severance plan, program, policy or agreement maintained by the Company and will be paid in lieu of, and not in addition to, any other severance benefits to which such Designated Participants may have been entitled upon a severance-qualifying termination of employment under the CIC Severance Plan.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with the Company's management and, based on our review and discussions, we recommend to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
James H. Ozanne (Chairperson)
Steven L. Scheid
Michael Embler

COMPENSATION AND RELATED TABLES
2017 Summary Compensation Table
The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned by our NEOs who were serving as executive officers on December 31, 2017, for services rendered in all capacities during the fiscal years presented.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Bradley M. Shuster, Chief Executive Officer	2017	$781,250	$—	$1,424,996	$1,300,223	$1,063,125	$—	$58,101	$4,627,695
	2016	$668,750	$1,398,153	$1,019,956	$—	$—	$—	$61,163	$3,148,022
	2015	$600,000	$1,110,000	$493,700	$807,669	$—	$—	$56,672	$3,068,041
Adam S. Pollitzer, Chief Financial Officer	2017	$290,265	$—	$2,249,996	$249,999	$560,000	$—	$361,013	$3,711,273
Claudia J. Merkle, Chief Operating Officer	2017	$461,667	$—	$289,999	$290,049	$593,920	$—	$44,304	$1,679,939
	2016	$407,917	$702,193	$449,989	$—	$—	$—	$41,200	$1,601,299
	2015	$358,333	$503,600	$76,500	$263,916	$—	$—	$40,600	$1,242,949

(1)
The bonus amounts for each fiscal year presented include each NEO's annual incentive bonus that was earned in such year but awarded at the discretion of the Committee and paid in the subsequent fiscal year.

(2)
Represents the grant date fair value of the RSUs granted to our NEOs in the respective fiscal year, calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718). See Note 10, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2017 for an explanation of the assumptions made in valuing these awards. For Mr. Shuster, the amount in this column represents the grant date fair value of Tranche 1 of his performance-based RSUs granted to him in February 2017, assuming achievement at the target level of performance.  The value of Tranche 1 on the grant date would have been $1,781,239, assuming achievement at the max level of performance.

(3)
Represents the grant date fair value of stock options granted to our NEOs in the respective fiscal year, calculated in accordance with ASC Topic 718. See Note 10, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2017 for an explanation of the assumptions made in valuing these awards.

(4)
The amounts shown in this column represent each NEO's 2017 annual incentive bonus that was earned in 2017 but awarded and paid in 2018. The 2017 bonus plan was established and paid under the 2014 Plan. See "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Annual Bonus Plan," above for a discussion of our NEO's fiscal year 2017 bonuses.

(5)
The Company includes in the annual compensation of each NEO a standardized, fixed cash amount to be used at the discretion of the executive officer, in lieu of individualized perquisite programs. In each of the years presented, the additional compensation under this program was $38,400 for Mr. Shuster and $30,000 for Ms. Merkle, and in 2017, Mr. Pollitzer received $20,000, prorated from an annualized amount of $30,000. In 2017, the additional compensation for Mr. Pollitzer also included $330,526 of relocation benefits paid pursuant to his offer letter. See "- Employment Arrangements with our NEOs - Employment Arrangement with Adam Pollitzer," below for a description of Mr. Pollitzer's relocation benefits. The amounts in this column also include Company matching contributions under the Company's 401(k) plan, as discussed above in "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Retirement Plan."

Employment Arrangements with our NEOs
The following is a summary of the material terms of our employment arrangements with each of our NEOs, including our employment agreement with Mr. Shuster. Each of our NEOs has received equity awards under our 2014 Plan and 2012 Stock Incentive Plan (2012 Plan) and remains eligible to receive future equity grants under both equity plans. Our NEOs' 2017 equity awards are described and quantified below under "- Grants of Plan-Based Awards for 2017." See "- Outstanding Equity Awards at 2017 Fiscal Year-End," below, for a summary of our NEOs' outstanding equity awards as of December 31, 2017. Further, each NEO is eligible to participate in the Company's benefit plans, including the Company's 401(k) retirement plan, the Severance Plan (other than Mr. Shuster, whose employment agreement controls), the CIC Severance Plan and the executive cash allowance program, as discussed above in "- Elements of Executive Compensation Program" and "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Executive Cash Allowance Program."
Employment Agreement with Bradley M. Shuster
Mr. Shuster serves as the Company's CEO pursuant to his December 2015 amended and restated employment agreement. The term of Mr. Shuster's employment agreement ends on December 31, 2018, unless terminated earlier pursuant to its terms. Mr. Shuster's employment agreement contains the following key elements:

•
Mr. Shuster's annual base salary and target bonus opportunity are determined annually by the Committee. In 2017, Mr. Shuster's annual base salary was $787,500, with a target bonus opportunity of 100% of his annual base salary, payment of which is discretionary and conditioned on the attainment of certain corporate performance conditions as determined by the Committee in its discretion.

•
Mr. Shuster will receive employee benefits on a basis no less favorable than those provided to our other senior executives, including participation in the Company's 401(k) plan and executive cash allowance program, as discussed above in "Compensation Discussion and Analysis - Elements of Executive Compensation Program."

•
Mr. Shuster's employment agreement provides for certain severance benefits, including if the Company terminates his employment without cause or for good reason. See below under "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2017" for a description of the severance benefits that Mr. Shuster would have been eligible to receive as of December 31, 2017. In 2017, Mr. Shuster's change-in-control severance benefits under his employment agreement were replaced by the severance benefits under the Company's CIC Severance Plan and will be paid in lieu of, and not in addition to, the severance benefits described in Mr. Shuster's employment agreement, upon a severance-qualifying termination of employment under the CIC Severance Plan. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Change In Control Severance Plan," above.

Employment Arrangement with Adam Pollitzer
On February 1, 2017, we entered into an offer letter with Mr. Pollitzer, who currently serves as our CFO. Mr. Pollitzer's offer letter provides that his employment with the Company is on an at-will basis. Pursuant to the offer letter, Mr. Pollitzer's 2017 annual base salary was $437,500. Mr. Pollitzer is also eligible for a discretionary annual cash bonus, with a current target annual bonus opportunity of 100% of his annual base salary, conditioned on the attainment of certain corporate and individual performance conditions and determination by the Committee under the annual bonus plan. With respect to any discretionary bonus, Mr. Pollitzer must be employed by the Company at the time of payment of any such bonus in order to be eligible to receive such bonus. Pursuant to the offer letter, the Company made certain equity-based awards to Mr. Pollitzer in 2017, including an annual discretionary grant and supplemental inducement grant. Mr. Pollitzer's 2017 equity grants are further described and quantified below under "- Grants of Plan-Based Awards for 2017." The Company further agreed to provide Mr. Pollitzer with certain relocation and commuting benefits, subject to certain limits and conditions as described in the offer letter. Mr. Pollitzer’s relocation benefits included, among other benefits, a one-time $100,000 relocation bonus, a 6-month housing allowance of $5,000 per month, and reimbursement of airfare and costs associated with (i) moving (up to $35,000), (ii) the potential seller's costs incurred in the sale of the home from which he relocated (capped at 6% of the sale price) and (iii) either his purchase or rental (but not both) of a home in Northern California. In addition, Mr. Pollitzer's offer letter provided for certain change-in-control severance benefits, which were replaced by the severance benefits under the Company's CIC Severance Plan which will be paid in lieu of, and not in addition to, the severance benefits described in his offer letter, upon a severance-qualifying termination of employment under the CIC Severance Plan. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Change In Control Severance Plan," above. See below under "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2017" for a description of the severance benefits that Mr. Pollitzer would have been eligible to receive as of December 31, 2017.

Employment Arrangement with Claudia J. Merkle
Ms. Merkle serves as our COO and her employment with the Company is on an at-will basis and not pursuant to an offer letter or agreement. In 2017, Ms. Merkle's annual base salary was $464,000. Ms. Merkle is eligible for a discretionary annual cash bonus, with a current target annual bonus opportunity of 100% of her annual base salary, conditioned on the attainment of certain corporate and individual performance conditions and determination by the Committee under the annual bonus plan. In addition, Ms. Merkle is entitled to accelerated vesting of her outstanding equity awards upon certain qualifying terminations of employment or a "change in control" under the terms of her equity award agreements under the 2012 Plan and 2014 Plan, as described below under "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2017." Further, Ms. Merkle is eligible to receive certain severance benefits if there is a qualifying termination of employment within two years following a "change in control" under the Company's CIC Severance Plan, as described above under "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Change in Control Severance Plan."

Grants of Plan-Based Awards for 2017

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley M. Shuster	—	$—	$787,500	$1,575,000	—	—	—	—	—	$—	$—
	2/9/2017	$—	$—	$—	64,189	128,378	160,472	—	—	$—	$1,424,996
	2/9/2017	$—	$—	$—	—	—	—	—	330,788	$11.10	$1,300,223
Adam S. Pollitzer	—	$—	$437,500	$875,000	—	—	—	—	—	$—	$—
	5/10/2017	$—	$—	$—	—	—	—	23,148 (5)	—	$—	$249,998
	5/10/2017	$—	$—	$—	—	—	—	185,185 (6)	—	$—	$1,999,998
	5/10/2017	$—	$—	$—	—	—	—	—	68,893	$10.80	$249,999
Claudia J. Merkle	—	$—	$464,000	$928,000	—	—	—	—	—	$—	$—
	2/9/2017	$—	$—	$—	—	—	—	26,126 (5)	—	$—	$289,999
	2/9/2017	$—	$—	$—	—	—	—	—	73,791	$11.10	$290,049

(1)
The actual amounts earned in 2017 but awarded and paid in 2018 are shown in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table, above. See "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Annual Bonus Plan" for more information.

(2)
Mr. Shuster’s performance-based RSUs are eligible to vest on December 31, 2018 for Tranche 1 and December 31, 2019 for Tranche 2, in each case, subject to Mr. Shuster's continued employment with the Company through the applicable vesting date. The actual number of shares subject to Tranche 1 and Tranche 2 that are potentially earned will be based on the satisfaction of the 2018 ROE Goals and the 2019 ROE Goals, respectively. Tranche 2 is not reported in the table above because the grant date for Tranche 2 is February 7, 2018. See "Compensation Discussion and Analysis - Executive Summary - CEO Compensation," above for a description of Mr. Shuster's performance-based RSU grant.

(3)	These stock option grants vest in 1/3 increments (rounded down to the nearest whole share) on the first, second, and third anniversaries of the grant date.

(4)
The amounts included in this column reflect the grant date fair value of stock option and RSU awards to our NEOs in 2017. The grant date fair value was determined in accordance with ASC Topic 718. For Mr. Shuster, the amount in this column represents the grant date fair value of Tranche 1 of his performance-based RSUs granted to him in February 2017, assuming achievement at the target level of performance.  The value of Tranche 1 on the grant date would have been $1,781,239, assuming achievement at the max level of performance.

(5)	These RSU grants vest in 1/3 increments (rounded down to the nearest whole share) on the first, second and third anniversaries of the grant date.

(6)
The Company made this inducement-based equity award of RSUs to Mr. Pollitzer in connection with entering into Mr. Pollitzer's offer letter. This RSU grant vests in 1/5 increments (rounded down to the nearest whole share) on the first through fifth anniversaries of the grant date.

While the vesting of the equity awards granted to our NEOs generally requires continued service through the applicable vesting date, in some instances the vesting of such equity awards will be accelerated upon a qualifying termination of employment or a change in control. For a further description of the treatment of equity upon certain qualifying terminations of employment or a change in control, see "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2017" below.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table provides information regarding outstanding equity interests held by each of our NEOs as of December 31, 2017:

		Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Bradley M. Shuster	2012	907,500	—	—	$10.00	4/24/2022	—	$—	—	$—
	2013	133,333	—	—	$11.75	2/14/2023	—	$—	—	$—
	2014	151,700	—	—	$12.32	2/12/2024	—	$—	—	$—
	2015	175,866	87,934 (1)	—	$8.50	2/12/2025	21,268 (2)	$361,556	—	$—
	2016	—	—	—	$—	—	142,254 (3)	$2,418,318	—	$—
	2017	—	330,788 (4)	—	$11.10	2/9/2027	—	$—	160,472 (5)	$2,728,024
Adam S. Pollitzer	2017	—	68,893 (6)	—	$10.80	5/10/2027	208,333 (7)	$3,541,661	—	$—
Claudia J. Merkle	2012	12,000	—	—	$10.00	5/30/2022	—	$—	—	$—
	2012	12,000	—	—	$10.00	11/7/2022	—	$—	—	$—
	2013	30,247	—	—	$11.75	2/14/2023	—	$—	—	$—
	2014	76,000	—	—	$12.32	2/12/2024	—	$—	—	$—
	2015	57,466	28,734 (1)	—	$8.50	2/12/2025	3,000 (8)	$51,000	—	$—
	2016	—	—	—	$—	—	62,760 (3)	$1,066,920	—	$—
	2017	—	73,791 (4)	—	$11.10	2/9/2027	26,126 (9)	$444,142	—	$—

(1)	Remaining stock options scheduled to vest 100% on 2/12/2018.

(2)
Amount includes 11,268 unvested RSUs from an award granted to Mr. Shuster on 2/12/2015, which are scheduled to vest 100% on 2/12/2018, and 10,000 unvested RSUs from an award granted to Mr. Shuster on 12/23/2015, which are scheduled to vest 100% on 12/23/2018.

(3)	Remaining RSUs scheduled to vest 50% on 2/10/2018 and 50% on 2/10/2019.

(4)	Stock options scheduled to vest in thirds (rounded down to the nearest whole share) on 2/9/2018, 2/9/2019 and 2/9/2020.

(5)
Mr. Shuster’s performance-based RSUs are eligible to vest on December 31, 2018 for Tranche 1 and December 31, 2019 for Tranche 2, in each case, the number of shares earned subject to satisfaction of certain ROE goals, as described above under “-Executive Summary - CEO Compensation.” Based on the grant dates applicable to Tranche 1 and Tranche 2, Tranche 1 but not Tranche 2 is reported in the table above. With respect to Tranche 1, the number reported in the table is based on max performance.

(6)	Stock options scheduled to vest in thirds (rounded down to the nearest whole share) on 5/10/2018, 5/10/2019 and 5/10/2020.

(7)
Amount includes 23,148 unvested RSUs from an award granted to Mr. Pollitzer on 5/10/2017, which are scheduled to vest in thirds (rounded down to the nearest whole share) on 5/10/2018, 5/10/2019 and 5/10/2020, and 185,185 unvested RSUs from an award granted to Mr. Pollitzer on 5/10/2017, which are scheduled to vest in fifths (rounded down to the nearest whole share) on 5/10/2018, 5/10/2019, 5/10/2020, 5/10/2021 and 5/10/2022.

(8)	Remaining RSUs scheduled to vest 100% on 2/12/2018.

(9)	RSUs scheduled to vest in thirds (rounded down to the nearest whole share) on 2/9/2018, 2/9/2019 and 2/9/2020.

(10)	The payout value is based on the $17.00 closing price of our common stock on NASDAQ on December 29, 2017 multiplied by the number of unvested RSUs as of December 31, 2017.

Potential Payments upon Termination of Employment or Change in Control as of December 31, 2017
Termination of Employment without Cause or Resignation with Good Reason
Shuster Employment Agreement and Equity Grants
Mr. Shuster's employment agreement provides for enhanced severance benefits, as shown in the table below, if his employment is terminated by us without "cause" or by him for "good reason" (each as defined in his employment agreement) during the term of his employment period (but not within two years following a "change in control"), subject to his execution and non-revocation of a release (a termination release). In addition, the terms of Mr. Shuster's equity grants under the 2012 and 2014 Plans provide that, upon a termination of employment without "cause" or for "good reason," (each, as defined in Mr. Shuster's employment agreement) all of Mr. Shuster's outstanding stock options and unvested, time-vested RSUs shall immediately vest and such stock options shall become and remain exercisable for 90 days from such termination. In addition, the performance-based RSUs held by Mr. Shuster would remain outstanding and would vest subject to achievement of the specified performance goals, as determined by the Compensation Committee in accordance with the terms of the award agreement.
Pollitzer Equity Grants
Under the terms of Mr. Pollitzer's RSU grants under the 2014 Plan, if his employment is terminated by us without "cause," as defined in the 2014 Plan, subject to Mr. Pollitzer having served as an employee of the Company for at least one year, a prorated portion of his outstanding unvested RSUs that would have vested on the next vesting date would vest, based on the number of days that he was employed during the applicable vesting term. Under the terms of Mr. Pollitzer's stock option grant under the 2012 Plan, if his employment is terminated by us without "cause," as defined in the 2012 Plan, all of the outstanding stock options held by Mr. Pollitzer would immediately vest and become and remain exercisable for 90 days from such termination.
Merkle Equity Grants
Under the terms of Ms. Merkle's stock option grants under the 2012 and 2014 Plan, if her employment is terminated by us without "cause," as defined in the 2012 and 2014 Plan, as applicable, a prorated portion of her outstanding unvested stock options that would have vested on the next vesting date would vest and become exercisable, based on the number of days that she was employed during the applicable vesting term. If these vestings were to occur, Ms. Merkle would have 90 days following such termination of employment to exercise such vested stock options.
Severance Plan Benefits
Ms. Merkle and Mr. Pollitzer are eligible to participate in the Severance Plan in the event their employment is terminated as a result of a Terminating Event. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Severance Plan," above. Upon a Terminating Event as of December 31, 2017, subject to the executive's execution of a termination release, under the terms of the Severance Plan, Ms. Merkle would have received 12 months' base salary and 12 months' of health coverage contributions and Mr. Pollitzer would have received three months' base salary and three months' of health coverage contributions.
Termination of Employment for Cause or Resignation without Good Reason
Mr. Shuster's employment agreement provides that upon a termination of employment for "cause" or his resignation of employment without "good reason," he is entitled to payment of any earned but unpaid base salary and earned and awarded but unpaid annual bonus for a prior award period, as of the date of termination of employment, (other than any portion of such annual bonus that was previously deferred which shall instead be paid in accordance with the applicable deferral arrangement) (collectively, the Accrued Compensation) and any accrued and unpaid benefits, including accrued paid-time off and the timely payment of any amounts due and payable under any of our applicable plans, programs, policies or practices (collectively, the Accrued Benefits). For each of our NEOs, all unvested equity awards will be forfeited following a termination of employment for "cause" or the executive's resignation of employment without "good reason."
Termination of Employment Due to Death or Disability
Upon a termination of employment due to death or disability, our NEOs are entitled to payment of accrued and unpaid base salary, as of the date of termination of employment, and Accrued Benefits. Under each of our NEO's equity awards under the 2012 and 2014 Plan (other than Mr. Shuster's performance RSUs), if an NEO's employment is terminated due to death or disability, a prorated portion of the executive's outstanding unvested equity awards that would have vested on the next vesting date would vest, based on the number of days that the executive was employed during the applicable vesting term. Any such vested options would become and remain exercisable until the first anniversary of the related termination of employment due to death or disability. Under the terms of Mr. Shuster's performance RSUs, if Mr. Shuster's employment is terminated due to death or disability, as defined in his employment agreement, all of his unvested RSUs shall vest immediately at target and be deemed to be fully earned and payable.
Change in Control
Our NEOs' severance benefits following a change in control are provided under the Company's CIC Severance Plan. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Change in Control Severance Plan," above. Under the CIC Severance Plan, upon a participant's termination of employment without "Cause" or for "Good Reason," (in each case as defined in the CIC Severance Plan) within 24 months after a "Change in Control," (as defined in the CIC Severance Plan) or six months before a Change in Control (if the termination within that six month period occurs after a definitive agreement that contemplates such Change in Control is executed and the Change in Control occurs), such participant shall be entitled to the following payments, subject to the participant's execution and non-revocation of a release of claims: (i) a lump sum cash payment equal to (A) the sum of the participant's base salary and target discretionary bonus, in each case, as in effect immediately prior to the termination, multiplied by (B) the participant's Severance Multiple; (ii) a lump sum cash payment equal to the cost of medical insurance premiums for the duration of the participant's COBRA Period; (iii) a lump sum cash payment equal to the participant's target discretionary bonus for the fiscal year in which the participant is terminated, pro-rated through the date of termination as described in the CIC Severance Plan; and (iv) any other earned and vested amounts or benefits that the Company is required to pay or provide or for which the participant is eligible to receive from the Company through the date of the termination, to the extent not yet paid or provided.
In addition, pursuant to the terms of the applicable award agreements, upon a "change in control," all outstanding stock options and time-vested RSUs granted to our NEOs under our 2012 and 2014 Plans will immediately vest and options would become exercisable, With respect to Mr. Shuster's performance-based RSUs, upon any "change in control" occurring prior to the date the Committee determines satisfaction of performance goals for Tranche 1 or Tranche 2, such RSUs shall vest immediately and be deemed to be earned and payable in an amount equal to the full value of the RSUs with applicable ROE goals deemed achieved based on the greater of target performance and actual performance as determined by the Committee prior to the change in control; provided, however, if such change in control had occurred prior to the date on which the 2019 ROE goals were established, 100% of the shares subject to Tranche 2 shall vest. If an NEO's employment is terminated for any reason (other than for "cause" as defined in the 2012 and 2014 Plan, as applicable) during the two years following a change in control, all vested stock options shall remain outstanding and exercisable until the earlier of the tenth anniversary of the date of grant or the fifth anniversary of the employment termination.

The following table reflects the estimated payments to our NEOs that may be made upon certain terminations of employment, including a termination of employment following a change in control, or a change in control without a termination of an NEO's employment. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 31, 2017. The closing price of our common stock on December 29, 2017 on NASDAQ was $17.00 per share (the Closing Price).

Name	Scenario	Cash Severance ($)	Stock Option Vesting ($)	Restricted Stock Unit Vesting ($)	Benefits ($)	Total ($)
Bradley M. Shuster	Voluntary Resignation (no Good Reason)	- (1)	-	-	- (2)	-
	Termination without Cause or for Good Reason	$1,575,000 (3)	$2,699,088 (4)	$2,779,874 (5)	- (2)	$7,053,962
	Involuntary Termination for Cause	- (1)	-	-	- (2)	-
	Termination Following Change in Control	$3,937,500 (6)	$2,699,088 (7)	$7,144,726 (8)	$34,857 (9)	$13,816,171
	No Termination Following Change in Control	-	$2,699,088 (7)	$7,144,726 (8)	-	$9,843,814
Adam S. Pollitzer	Voluntary Resignation (no Good Reason)	-	-	-	-	-
	Termination without Cause	$109,375 (10)	$427,137 (4)	- (11)	$7,518 (10)	$544,030
	Involuntary Termination for Cause	-	-	-	-	-
	Termination Following Change in Control	$1,750,000 (12)	$427,137 (7)	$3,541,661 (8)	$45,107 (9)	$5,763,905
	No Termination Following Change in Control	-	$427,137 (7)	$3,541,661 (8)	-	$3,968,798
Claudia J. Merkle	Voluntary Resignation (no Good Reason)	-	-	-	-	-
	Termination without Cause	$464,000 (10)	$344,684 (13)	-	$20,819 (10)	$829,503
	Involuntary Termination for Cause	-	-	-	-	-
	Termination Following Change in Control	$1,856,000 (12)	$679,606 (7)	$1,562,062 (8)	$31,228 (9)	$4,128,896
	No Termination Following Change in Control	-	$679,606 (7)	$1,562,062 (8)	-	$2,241,668

(1)	Under the terms of Mr. Shuster's employment agreement, he would be entitled to be paid any Accrued Compensation.

(2)	Under the terms of Mr. Shuster's employment agreement, he would be entitled to be paid any Accrued Benefits.

(3)
As provided in Mr. Shuster's employment agreement, amount is equal to the sum of (1) any Accrued Compensation and (2) the sum of one times his annual base salary at the time of termination and one times his target annual bonus for the year in which the termination occurs, which, for 2017, was 100% of his annual base salary.

(4)
Upon a termination of employment without "cause" or for "good reason," any outstanding stock options that were not then exercisable and vested would have become fully exercisable and vested at the date of such termination.  As of December 31, 2017, all of our NEOs' outstanding, unvested stock options were "in the money," meaning that such options had an exercise price less than the Closing Price. See "Outstanding Equity Awards at 2017 Fiscal Year End," above.

(5)
With a termination of employment without "cause" or for "good reason," unvested time-vested RSUs would have become fully vested at the date of termination and unvested performance RSUs would have remained outstanding and subject to vesting upon the achievement of the applicable ROE goals, as determined by the Committee in accordance with the terms of the award agreement.

(6)
As a participant in the CIC Severance Plan, Mr. Shuster would be entitled to a cash payment equal to the sum of (i) two times the sum of Mr. Shuster's annual base salary and target annual bonus, in each case as in effect immediately prior to the termination and (ii) Mr. Shuster's target annual bonus for the fiscal year in which the termination occurs, pro-rated through the date of termination as described in the CIC Severance Plan.

(7)
Upon a change in control, any outstanding stock options that were not then exercisable and vested would have become fully exercisable and vested as of the date of such change in control. As of December 31, 2017, all of our NEOs' outstanding, unvested stock options were in the money, with an exercise price less than the Closing Price. See "Outstanding Equity Awards at 2017 Fiscal Year End," above.

(8)
Upon a change in control, unvested time-vested RSUs would have become fully vested and, for Mr. Shuster, 100% of the shares subject to Tranche 1 and Tranche 2 of his performance-based RSUs would have become fully vested.

(9)
As participants in the CIC Severance Plan, each NEO would be entitled to a lump sum cash payment equal to the cost of medical insurance premiums for the duration of the participant's COBRA period, which for Mr. Shuster is 24 months and for Mr. Pollitzer and Ms. Merkle is 18 months.

(10)
Amounts payable under the Severance Plan upon a Terminating Event, which for Mr. Pollitzer would have been three months' base salary and three months' of health coverage contributions and for Ms. Merkle would have been 12 months' base salary and 12 months' health coverage contributions. See "- Termination of Employment without Cause or Resignation with Good Reason - Severance Plan Benefits," above.

(11)
Under Mr. Pollitzer's RSU award agreements, if his employment is terminated by us without cause, subject to Mr. Pollitzer having served as an employee of the Company for at least one year, a prorated portion of his outstanding unvested RSUs that would have vested on the next vesting date would vest, based on the number of days that he was employed during the applicable vesting term. If Mr. Pollitzer had incurred a termination without cause on December 31, 2017, a pro-rated portion of his RSUs would not have vested, because he had not yet been employed by the Company for one year.

(12)
As participants in the CIC Severance Plan, Mr. Pollitzer and Ms. Merkle would be entitled to a cash payment equal to the sum of (i) one and one-half times the sum of the executive's annual base salary and target annual bonus, in each case as in effect immediately prior to the termination and (ii) the executive's target annual bonus for the fiscal year in which the termination occurs, pro-rated through the date of termination as described in the CIC Severance Plan.

(13)
With a termination of employment without "cause," a prorated portion of Ms. Merkle's outstanding, unvested stock options that would have vested at the next vesting date would have become fully exercisable and vested at the date of termination. See "Outstanding Equity Awards at 2017 Fiscal Year End," above.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information about the beneficial ownership of our common stock as of March 26, 2018 for:

•	each person known to us to be the beneficial owner of more than five percent of our Class A common stock;

•	each NEO;

•	each of our directors; and

•	all of our current executive officers, identified above under the caption "Executive Officers," and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o NMI Holdings, Inc., 2100 Powell Street, 12th Floor, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 65,566,148 shares of our Class A common stock outstanding as of March 26, 2018. There are currently no shares of our Class B common stock issued and outstanding.
In computing the number of shares of common stock beneficially owned by a person and such person's percentage of ownership of all outstanding shares, we deemed as owned and outstanding for such person those shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 26, 2018 and RSUs held by that person that will vest within 60 days of March 26, 2018. We, however, did not deem such shares as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Class A Common Stock Beneficially Owned
	Number	%
Named Executive Officers and Directors:
Bradley M. Shuster (1)	2,236,569	3.3%
Claudia J. Merkle (2)	277,807	*
Adam Pollitzer (3)	67,717	*
James H. Ozanne (4)	205,331	*
Steven L. Scheid (5)	164,893	*
Michael Embler (6)	119,084	*
James G. Jones (7)	203,084	*
Michael Montgomery (8)	51,197	*
Regina Muehlhauser (9)	17,239	*
All executive officers and directors as a group (11 persons)	3,882,458	5.7%
________________

*	Represents less than 1% beneficial ownership.

(1)
Represents 509,201 shares held directly, 160,773 shares held indirectly in the Shuster Family Trust, of which Mr. Shuster and his wife are co-trustees and beneficiaries, and 1,566,595 vested stock options.

(2)	Represents 36,763 shares held directly and 241,044 vested stock options.

(3)	Represents 44,753 RSUs expected to vest within 60 days of March 26, 2018 and 22,964 options expected to vest within 60 days of March 26, 2018.

(4)
Represents 77,467 shares held directly (including 10,000 shares held in the James H. Ozanne Revocable Trust of which Mr. Ozanne is the sole trustee and beneficiary), 10,000 shares held in the Susan A. Ozanne Family Trust of which Mr. Ozanne and his wife are co-trustees and beneficiaries, 35,000 shares held by Greenrange Partners LLC, a venture capital investment company for which Mr. Ozanne serves as principal, 75,625 vested stock options and 7,239 RSUs expected to vest within 60 days of March 26, 2018.

(5)
Represents 72,029 shares held directly, 10,000 shares held in the Scheid Family Trust of which Mr. Scheid and his wife are co-trustees and beneficiaries, 75,625 vested stock options and 7,239 RSUs expected to vest within 60 days of March 26, 2018.

(6)	Represents 74,032 shares held directly, 37,813 vested stock options and 7,239 RSUs expected to vest within 60 days of March 26, 2018.

(7)
Represents 79,032 shares held directly, 57,000 shares held in the James G. Jones and Maria F. Jones Revocable Trust, 20,000 shares held by the Jennie K. Jones Irrevocable Living Trust, of which Mr. Jones is the sole trustee, 2,000 shares held in the Jaime C. Jones Irrevocable Living Trust, of which Mr. Jones is the sole trustee, 37,813 vested stock options and 7,239 RSUs expected to vest within 60 days of March 26, 2018.

(8)	Represents 6,145 shares held directly and 37,813 vested stock options 7,239 RSUs expected to vest within 60 days of March 26, 2018.

(9)	Represents 10,000 shares held directly and 7,239 RSUs expected to vest within 60 days of March 26, 2018.

Greater than 5% Stockholders, as of March 26, 2018	Number	%
BlackRock, Inc. (1)	7,192,807	11.0%
Oaktree Capital Management LP (2)	5,681,992	8.7%
SMALLCAP World Fund Inc (3)	4,800,127	7.3%
Vanguard Group Inc (4)	3,992,653	6.1%
Wellington Management Group LLP (5)	3,789,861	5.8%
Capital Research Global Investors (6)	3,481,202	5.3%
________________

(1)
Based on a Schedule 13G/A filed with the SEC on January 19, 2018. The number of shares reported includes: (a) 7,080,044 over which it has sole voting power and (b) 7, 192,807 over which it has sole dispositive power. Subsidiaries of BlackRock, Inc. reported to have acquired the securities being reported include BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
Based on a Schedule 13G/A filed with the SEC on February 9, 2018. The number of shares reported includes: (a) 5,681,992 shares over which Oaktree Value Equity Holdings, L.P. (VE Holdings) has sole voting and dispositive power. Oaktree Value Equity Fund GP, L.P. (VEF GP) is the general partner of VE Holdings. Oaktree Value Equity Fund GP Ltd. (VEF Ltd.) is the general partner of VEF GP. Oaktree Value Equity Fund-SP GP, L.P. (VEF-SP GP) is the general partner of Oaktree Value Equity Fund-SP, L.P. (VEF-SP). Oaktree Capital Management, L.P. (Management) is the sole director of VEF Ltd and the general partner of VEF-SP GP. Oaktree Holdings, Inc. (Holdings) is the general partner of Management. Oaktree Fund GP I, L.P. (GP I) is the sole shareholder of VEF Ltd. Oaktree Capital I, L.P. (Capital I) is the general partner of GP I. OCM Holdings I, LLC (OCM Holdings I) is the general partner of Capital I. Oaktree Holdings, LLC (Holdings LLC) is the managing member of Holdings, I. Oaktree Capital Group, LLC (OCG) is the sole shareholder of Holdings and the managing member of Holdings LLC. Oaktree Capital Group Holdings, GP, LLC, (OOGH) is the manager of OCG. The principal business address for each of the above reporting persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)
Based on a Schedule 13G filed with the SEC on February 14, 2018. SMALLCAP World Fund, Inc. reports that it is an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company (CRMC) and is the beneficial owner of the shares reported. CRMC manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The principal business address of the reporting person is 6455 Irvine Center Drive, Irvine, California 92618-4518.

(4)
Based on a Schedule 13G filed with the SEC on February 9, 2018. The number of shares reported includes (a) 68,257 shares over which The Vanguard Group has sole voting power; (b) 2,000 shares over which The Vanguard Group has shared voting power; (c) 3,925,977 shares over which The Vanguard Group has sole dispositive power; and (d) 66,676 shares over which The Vanguard Group has shared dispositive power. Vanguard Fiduciary Trust Company (VFTC) a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 64,676 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd (VIA) a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 5,581 shares as a result of serving as investment manager of Australian investment offerings. The reporting person's principal business address is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(5)
Based on a Schedule 13G filed with the SEC on February 8, 2018. The number of shares reported includes (a) 3, 358,719 shares over which it has shared voting power and (b) 3,789,861 shares over which it has shared dispositive power. The securities as to which the Schedule 13G is filed are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, including Wellington Group Holdings LLP, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd., Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. The securities as to which the Schedule 13G is filed by Wellington Management Group LLP as parent holding company of certain holding companies and Wellington Investment Advisors, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The reporting person's principal business address is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.

(6)
Based on a Schedule 13G filed with the SEC on February 14, 2018. The number of shares reported includes 3,481,202 shares over which the reporting person has sole voting power and sole dispositive power. As to the 3,481,202 shares, the reporting person disclaims beneficial ownership pursuant to Rule 13d-4. Capital Research Global Investors is a division of Capital Research and Management Company. The reporting person's principal business address is 333 South Hope Street, Los Angeles, California 90071.

Compliance with Section 16(a) Beneficial Ownership Reporting
SEC rules require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners complied with their filing requirements for 2017.
Equity Compensation Plans Information
The following table sets forth information as of December 31, 2017 with respect to compensation plans under which shares of the Company's common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (2)	Weighted-average exercise price of outstanding options, warrants, and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (4)
Equity compensation plans approved by security holders (1)	5,375,324	$10.41	3,508,677
Equity compensation plans not approved by security holders	—	—	—
Total	5,375,324	$10.41	3,508,677

(1)	NMI Holdings, Inc. 2012 Stock Incentive Plan (2012 Plan) and NMI Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (2014 Plan).

(2)
Includes 2,794,880 and 515,900 shares to be issued upon exercise of outstanding stock options under the 2012 and 2014 Plans, respectively, and 49,325 and 2,015,219 shares of unvested RSUs granted under the 2012 and 2014 Plans, respectively.

(3)	Weighted-average exercise price is based solely on outstanding options.

(4)	The amount shown includes 1,054,836 shares available for use with awards granted under the 2012 Plan and 2,453,841 shares available for use with awards granted under the 2014 Plan.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the accounting firm of BDO USA, LLP (BDO) as our independent registered public accounting firm for the year ending December 31, 2018. As a matter of good corporate governance, the Board is seeking stockholder ratification of the appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of BDO is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.
Audit and Other Fees
For the years ended December 31, 2017 and December 31, 2016, BDO billed us fees for services of the following types:

	2017	2016
Audit Fees	$790,532	$638,430
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$790,532	$638,430
Audit Fees for 2017 and 2016 include BDO's review of our quarterly GAAP financial statements, audit of our year-end financial statements on a GAAP and statutory basis, review of SEC filings and expenses incurred by BDO in connection with providing services to NMI under the terms of the engagement.
The Audit Committee is responsible for pre-approving audit services and all permitted non-audit services that will cost in excess of $25,000 to be performed by the independent auditor. The Audit Committee is also responsible for establishing policies and procedures for the engagement of the independent auditor to provide permitted audit and non-audit services. If we desire the independent auditor to provide an audit or non-audit service that has not been pre-approved, the service may be presented for pre-approval by the Audit Committee at its next meeting, or for services that arise between Audit Committee meetings, such pre-approval may be delegated to the Chair of the Audit Committee or a sub-committee of the Audit Committee, with any such delegated approval reported to the Audit Committee at its next meeting. The Audit Committee pre-approved all of the services that BDO provided in 2017.
Stockholder Vote Required
The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.
Board Recommendation
The Board unanimously recommends that you vote for the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

Appendix A

Explanation and Reconciliation of Our Use of Non-GAAP Financial Measures
We believe that use of the non-GAAP measures of adjusted pre-tax income, adjusted net income and adjusted return-on-equity facilitate the evaluation of our fundamental financial performance, thereby providing relevant information to investors. These non-GAAP financial measures align with the way the Company's business performance is evaluated by management. These measures are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. These measures have been established in order to increase transparency for the purposes of evaluating our fundamental operating trends and enabling more meaningful comparisons with our peers.
Adjusted pre-tax income is defined as GAAP income before tax, excluding the effects of the non-cash loss or gain related to the change in fair value of our warrant liability.
Adjusted net income is defined as GAAP net income (loss) excluding the after-tax impact of the aforementioned change in the fair value of our warrant liability and other discrete tax (benefits) expense which are infrequent and unusual non-operating items, such as the one-time non-cash charge due to a re-measurement of our net deferred tax assets in connection with the enactment of the TCJA in 2017. The amounts of adjustments to components of pre-tax income are tax effected using a federal statutory tax rate of 35%.
Adjusted return-on-equity is calculated by dividing the adjusted income on an annualized basis by the average shareholders’ equity for the period.
Although adjusted pre-tax income, adjusted net income and adjusted return-on-equity exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by market, economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)
Change in fair value of warrant liability. Outstanding warrants at the end of each reporting period are revalued, and any change in fair value is reported in the statements of operations in the period in which the change occurred. The change in the fair value of our warrant liability can vary significantly across periods and is influenced principally by equity market and general economic factors which may not impact or reflect our current period operating results. Trends in our operating performance can be more clearly identified without the fluctuations of the change in fair value of our warrant liability.

(2)
Infrequent or unusual non-operating items. Our income tax expense for 2017 reflects a one-time non-cash charge due to a re-measurement of our net deferred tax assets in connection with the enactment of the TCJA in the fourth quarter of 2017.

i

Appendix A

Non-GAAP Financial Measure Reconciliation

	Quarter Ended	Year Ended
(In Thousands, except for per share data)	Q4 2017	2017
As Reported
Revenues
Net premiums earned	$50,079	$165,740
Net Investment Income	4,388	16,273
Net realized investment gains	9	208
Other revenues	62	522
Total revenues	54,538	182,743
Expenses
Insurance claims and claims expenses	2,374	5,339
Underwriting and operating expenses	28,297	106,979
Total expenses	30,671	112,318
Other Expense
Loss from change in fair value of warrant liability	(3,426)	(4,105)
Interest expense	(3,382)	(13,528)
Total other expense	(6,808)	(17,633)

Income before income taxes	17,059	52,792
Income tax expense	18,825	30,742
Net income	$(1,766)	$22,050
Adjustments:
Loss from change in fair value of warrant liability	3,426	4,105
Adjusted Income before income taxes	20,485	56,897

After-tax warrant adjustment	2,227	2,668
Deferred tax asset adjustments	13,554	13,554
Adjusted Net income	$14,015	$38,272

Average Shareholder's Equity	510,256	492,498
Return on equity – Reported	(1.4)%	4.5%
Return on equity – Adjusted	11.0%	7.8%

ii

Appendix A

We also believe that use of the non-GAAP measure of adjusted net operating income assists in the measurement of performance for bonus determination. Use of this non-GAAP financial measurement is consistent with the performance goals set forth in the NMI Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan and was established as an overall threshold performance goal for our 2017 bonus plan.
Adjusted net operating income, as approved by the Compensation Committee, is defined as GAAP pre-tax income (loss) excluding the change in the fair value of our warrant liability, net realized investment gains (losses), and bonus accruals.
In addition to the aforementioned change in fair value of warrant liability, the excluded items represent items that are calculated in accordance with formulas approved by the Compensation Committee. The primary purpose of the exclusions from net operating income is to remove elements of income or loss which, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO’s performance and contribution to our operating results.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities and overall market cycles. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized investment gains and losses.

(2)
Bonus accruals. Adjusted net operating income is the metric we used to set the threshold for the establishment of a bonus pool; therefore, the metric was defined in a manner that would illustrate trends in profitability and operating performance without the impact of bonuses. Bonus accruals are estimates recorded throughout the fiscal year, which are ultimately dependent on approval from the Compensation Committee.

iii

FORM OF PROXY CARD

NMI HOLDINGS, INC. 2100 POWELL STREET, 12th FLOOR EMERYVILLE, CA 94608	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on Wednesday, May 09, 2018. Have this proxy card and the information that is printed in the box marked by the arrow in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/NMIH2018

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting until voting is closed. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on Wednesday, May 09, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41876-P0054	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NMI HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the Election of Directors and FOR Proposal 2:		ú	ú	ú
1.	Election of Directors
01)	Bradley M. Shuster
02)	Michael Embler
03)	James G. Jones
04)	Michael Montgomery
05)	Regina Muehlhauser
06)	James H. Ozanne
07)	Steven L. Scheid
						For	Against	Abstain
2.	Ratify the appointment of BDO USA, LLP as NMI Holdings, Inc.'s independent registered public accounting firm for the year ending December 31, 2018.					ú	ú	ú
3.	Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					ú

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)			Date

To the Stockholders of NMI Holdings, Inc.:
The 2018 Annual Meeting of Stockholders ("Annual Meeting") of NMI Holdings, Inc. ("NMI") will be held as a virtual meeting on Thursday, May 10, 2018, at 8:30 A.M. Eastern Time to vote on the following matters:

1.	The election of seven directors to the board of directors to serve until the 2019 Annual Meeting;

2.	The ratification of the appointment of BDO USA, LLP as NMI's independent registered public accounting firm for the year ending December 31, 2018; and

3.	Any other matters that properly come before the Annual Meeting.
The proxy statement contains information regarding the Annual Meeting, including information on the matters to be voted on prior to and during the Annual Meeting. If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2017 Annual Report and vote at www. proxyvote.com.
Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to promptly vote these shares by one of the methods listed on the reverse side of this proxy card.
You will be able to attend the Annual Meeting via live audio webcast by visiting NMI's virtual meeting website at www.virtualshareholdermeeting.com/NMIH2018 on Thursday, May 10, 2018, at 8:30 A.M. Eastern Time. Upon visiting the meeting website, you will be prompted to enter the 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail. The unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website. Further instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.

Sincerely,
Bradley M. Shuster
Chairman and CEO
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41877-P00544
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NMI HOLDINGS, INC.
        The undersigned hereby appoints Bradley M. Shuster and William J. Leatherberry, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Class A Common Stock of NMI Holdings, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of NMI Holdings, Inc. to be held on May 10, 2018 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

        THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (1) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1; AND (2) FOR  PROPOSAL 2; AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the other side)